As filed with the Securities and Exchange Commission on January 29, 2024

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	26-0267673
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 8999

San Francisco, California 94128-8999

(650) 432-3200

Ryan McInerney Chief Executive Officer Visa Inc. P.O. Box 8999 San Francisco, California 94128-8999 (650) 432-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Joseph A. Hall

John H. Runne

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or, where legally permitted, waiver of the other conditions to the completion of the exchange offer described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. Visa Inc. may not complete the exchange offer and the securities being registered may not be exchanged or distributed until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus is not an offer to sell or exchange these securities and Visa Inc. is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2024

Prospectus

OFFER TO EXCHANGE

ANY AND ALL ISSUED AND OUTSTANDING SHARES OF CLASS B-1 COMMON STOCK

FOR A COMBINATION OF

SHARES OF CLASS B-2 COMMON STOCK,

SHARES OF CLASS C COMMON STOCK, AND,

WHERE APPLICABLE, CASH IN LIEU OF FRACTIONAL SHARES

Visa Inc. (“Visa” or the “Company”) is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of election and transmittal (as supplemented and amended from time to time, the “Letter of Transmittal”), any and all outstanding shares of its Class B-1 common stock, par value $0.0001 per share (“Class B-1 common stock”), for a combination of Visa’s Class B-2 common stock, par value $0.0001 per share (“Class B-2 common stock” and, together with Class B-1 common stock, “Class B common stock”), Visa’s Class C common stock, par value $0.0001 per share (“Class C common stock”), and, where applicable, cash in lieu of fractional shares.

As a condition to participating in the Exchange Offer, each exchanging Class B-1 stockholder, together with its respective Parent Guarantors (as defined under “Makewhole Agreement—Parent Guarantors”), will be required to enter into an agreement (a “Makewhole Agreement”) to reimburse Visa in cash for future obligations related to the U.S. covered litigation (as defined under “Background of Class B-1 Common Stock and U.S. Covered Litigation”) that, but for its participation in the Exchange Offer, would have otherwise been borne by such holder through its ownership of Class B-1 common stock. See “Makewhole Agreement—Payments Under the Makewhole Agreement.” The liability of an exchanging Class B-1 stockholder and its respective Parent Guarantors to Visa under its Makewhole Agreement is not subject to any dollar cap. See “Risk Factors—Risks Related to the Exchange Offer and Makewhole Agreements—The obligation of a participating holder and its Parent Guarantors under the Makewhole Agreement is not subject to any dollar cap.”

In exchange for each share of Class B-1 common stock properly tendered (and not validly withdrawn) prior to     , New York City time, on     , 2024 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by Visa, a participating Class B-1 stockholder will receive:

•	one half of a newly issued share of Class B-2 common stock,

•

newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock, par value $0.0001 per share (“Class A common stock”) into which Class B-1 common stock and Class C common stock would be convertible as of the Expiration Date, and

•	where applicable, cash in lieu of fractional shares.

Based on the current Applicable Conversion Rates (as defined herein) for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively, Visa will issue 0.1984 shares of Class C common stock for each share of Class B-1 common stock validly tendered and accepted for exchange. We refer to the foregoing combination of Class B-2 common stock, Class C common stock and cash, where applicable, as the “Exchange Consideration.” See “The Exchange Offer—Terms of the Exchange Offer.”

Class B-1 common stock was originally issued as “Class B common stock” in connection with Visa’s corporate reorganization and initial public offering (“IPO”), which was completed in 2008. All outstanding shares of Class B common stock were redenominated as Class B-1 common stock pursuant to Visa’s Eighth Restated Certificate of Incorporation (the “Certificate of Incorporation”), which became effective on January 24, 2024. Class B-2 common stock is a new class of stock that will be subject to the same restrictions on transfer and conversion that currently apply to Class B-1 common stock. However, future downward adjustments to the rate at which Class B-2 common stock converts into Class A common stock (such rate, the “Applicable Conversion Rate”) will be accelerated to occur at twice the rate as the Applicable Conversion Rate for the Class B-1 common stock. See “Description of Capital Stock—Conversion.” Class C common stock to be issued as part of the Exchange Consideration will be the same as Class C common stock that is currently outstanding and, accordingly, will be transferrable and convertible in accordance with the Certificate of Incorporation, subject to temporary contractual transfer restrictions under the Makewhole Agreement, as described under “Makewhole Agreement—Transfer Restrictions.”

Visa’s Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “V.” There is currently no established public trading market for Visa’s Class B common stock or Class C common stock.

The Exchange Offer is subject to the conditions described under “The Exchange Offer—Conditions of the Exchange Offer,” which include, among other things, the effectiveness of the registration statement of which this prospectus forms a part and the execution and delivery of a Makewhole Agreement, including the officer’s certificates appended thereto, by each participating Class B-1 stockholder and its Parent Guarantors. There are multiple conditions to the closing of the Exchange Offer that are beyond Visa’s control and Visa cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offer will close.

The Exchange Offer will expire at the Expiration Date unless extended or earlier terminated by Visa. Tendered shares of Class B-1 common stock may be withdrawn at any time prior to the Expiration Date. In addition, you may withdraw any tendered shares of Class B-1 common stock if Visa has not accepted them for exchange within 40 business days from commencement of the Exchange Offer, or by     , 2024.

See “Risk Factors” beginning on page 21 of this prospectus for a discussion of factors you should consider in connection with the Exchange Offer. In addition, see “Notice Regarding Certain Regulatory and Contractual Consequences of Participating in the Exchange Offer” on page 1 of this prospectus for information about certain potential consequences as to which you are urged to consult your own legal and regulatory advisors.

Visa’s board of directors (the “Board of Directors” or the “Board”) has authorized and approved the Exchange Offer. None of Visa, the Board of Directors, Visa’s officers and employees, the Exchange Agent or the Information Agent (each, as defined under “Exchange Agent and Information Agent”), any of Visa’s financial advisors or any other person is making any recommendation to any holder of Class B-1 common stock as to whether or not you should tender shares of Class B-1 common stock in the Exchange Offer. You must make your own decision whether to tender shares of Class B-1 common stock in the Exchange Offer. Visa is not asking you for a proxy and you are requested not to send Visa a proxy.

If you wish to tender shares of Class B-1 common stock in the Exchange Offer, you should follow the instructions within the Letter of Transmittal, which are summarized under “The Exchange Offer—Procedures for Tendering Class B-1 Common Stock” within this prospectus. If you wish to withdraw your tender, you may do so by following the instructions set forth therein. Any Class B-1 stockholder that withdraws a prior tender may re-tender its shares of Class B-1 common stock by tendering such shares in accordance with the instructions referenced above.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offer or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

i

ii

NOTICE REGARDING CERTAIN REGULATORY AND CONTRACTUAL CONSEQUENCES

OF PARTICIPATING IN THE EXCHANGE OFFER

The Class B-1 common stock is held predominantly by banks, bank holding companies, credit unions and other financial institutions or affiliates of financial institutions that may be subject to comprehensive federal or state regulation and regulatory supervision. Visa has not assessed, and can provide no assurance as to, the suitability of a Class B-1 stockholder’s participation in the Exchange Offer, including the requirement to enter into and perform under a Makewhole Agreement as described under “Makewhole Agreement,” under the various regulatory regimes that may apply to any particular Class B-1 stockholder or its Parent Guarantors.

In addition, Visa understands that some current or former Class B-1 stockholders have entered into swap or other derivative contracts or transactions with other current or former Class B-1 stockholders concerning the Class B-1 common stock. Visa is not a party to these contracts or transactions, and Visa cannot and will not advise on the effects the Exchange Offer, including obligations under a Makewhole Agreement, may have on any Class B-1 stockholder’s rights or obligations under any such swap or other derivative contract or transaction.

It is therefore incumbent upon each Class B-1 stockholder to determine whether participation in the Exchange Offer, including entering into the Makewhole Agreement, will comply with regulatory obligations or restrictions applicable to such holder and its Parent Guarantors or will require such holder or its Parent Guarantors to obtain any regulatory or other approval, waiver or other authorization, and how any such participation may impact such Class B-1 stockholder’s rights or obligations under any swap or other derivative contract or transaction concerning the Class B-1 common stock that such Class B-1 stockholder may have entered.

Under the Makewhole Agreement, each Class B-1 stockholder and Parent Guarantor will be required to represent and warrant to Visa, among other things, that:

•	it has all necessary power and authority to perform its obligations under the Makewhole Agreement;

•

it is not a party to any agreement that would be violated, require any consent or payment under, give any third party the right to terminate or accelerate any obligation under, or under which any default would occur, by entering into or performing its obligations under the Makewhole Agreement;

•	it is not subject to any law or regulation that would be violated by entering into or performing its obligations under the Makewhole Agreement; and

•	no governmental or other authorizations are required in order for it to perform its obligations under the Makewhole Agreement.

Each Class B-1 stockholder considering whether to participate in the Exchange Offer is therefore urged to consult with its own legal and regulatory advisors.

EXCHANGE AGENT AND INFORMATION AGENT

Visa has engaged Equiniti Trust Company, LLC and D.F. King & Co., Inc. to act respectively as exchange agent (the “Exchange Agent”) and information agent (the “Information Agent”) for the Exchange Offer.

If you have questions about this prospectus or would like additional copies of this prospectus, contact the Information Agent at the following address. You will not be charged for your request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

E-mail: visainc@dfking.com

Stockholders (toll-free): (800) 628-8509

Brokers (collect): (212) 269-5550

Participating Class B-1 stockholders must deliver executed copies of the Letter of Transmittal and Makewhole Agreement, including the officer’s certificates appended thereto, to the Exchange Agent. Such documentation may be submitted through the Exchange Agent’s online portal at     or sent to the following address:

Equiniti Trust Company, LLC

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

Each of the Exchange Agent and the Information Agent is an affiliate of EQ Shareowner Services, Visa’s transfer agent (the “Transfer Agent”).

ABOUT THIS PROSPECTUS

This document forms part of a registration statement on Form S-4 filed with the SEC by the Company (File No. 333-    ). The Company has supplied all information contained herein relating to Company.

This document incorporates important business and financial information about Visa filed with the SEC that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by Visa at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting Visa. Please see “Where You Can Find More Information; Incorporation of Certain Information by Reference” for more details.

In order to receive timely delivery of the documents in advance of the Expiration Date, you should make your request to the following address no later than     , 2024 (five business days prior to the Expiration Date):

Visa Inc.

Attention: Corporate Secretary

P.O. Box 8999

San Francisco, California 94128-8999

(650) 432-3200

The Company has not authorized anyone to provide you with information that is different from that contained herein. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is dated                 , 2024, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this prospectus to the Class B-1 stockholders of the Company, nor the issuance of any shares of any class of common stock of the Company in connection with this Exchange Offer, will create any implication to the contrary.

“Visa” and Visa’s other trademarks included or incorporated by reference in this prospectus are Visa’s property. This prospectus or the documents incorporated herein by reference may contain additional trade names and trademarks of other companies. The use or display of other companies’ trade names or trademarks does not imply Visa’s endorsement or sponsorship of, or a relationship with, these companies.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of Class B-1 common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Visa cannot provide any assurance about whether such limitations exist.

TENDERING YOUR SHARES

In order to tender your shares of Class B-1 common stock, please deliver executed copies of the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, to the Exchange Agent through its online portal at                 or at the address set forth under “Exchange Agent and Information Agent” before the Expiration Date.

If your shares of Class B-1 common stock were issued in certificated form and are not currently held in book-entry form through the Transfer Agent, you must also deliver the certificates representing the shares of Class B-1 common stock tendered for exchange to the Exchange Agent before the Expiration Date.

Upon settlement of the Exchange Offer, all shares of Class B-2 common stock and Class C common stock issued as part of the Exchange Consideration will be issued in book-entry form through the Transfer Agent.

For a more detailed description of the procedures for tendering Class B-1 common stock, see “The Exchange Offer—Procedures for Tendering Class B-1 Common Stock.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements that relate to, among other things, Visa’s future financial position, results of operations, the completion of the Exchange Offer discussed herein and future liability arising under the U.S. covered litigation. Forward-looking statements generally are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “projects,” “outlook,” “could,” “should,” “will,” “continue” and other similar expressions. All statements other than statements of historical fact could be forward-looking statements, which speak only as of the date they are made, are not guarantees of future events and are subject to certain risks, uncertainties and other factors, many of which are beyond Visa’s control and are difficult to predict.

Visa’s future financial position and results of operations are subject to a variety of factors, including, but not limited to:

•	the impact of complex and evolving global regulations;

•	increased oversight and regulation of the global payments industry and Visa’s business;

•	the impact of government-imposed obligations and/or restrictions on international payment systems;

•	the impact of laws and regulations regarding the handling of personal data and information;

•	the outcome of tax, litigation and governmental investigation matters, or changes in tax laws;

•	increasingly intense competition in the payments industry, including competition for Visa’s clients and merchants;

•	continued efforts to lower acceptance costs and challenge industry practices;

•	Visa’s ability to maintain relationships with its clients, acquirers, processors, merchants, payments facilitators, ecommerce platforms, fintechs and other third parties;

•	brand or reputational damage;

•	the impact of global economic, political, market, health and social events or conditions, including the war in Ukraine and the sanctions and other measures being imposed in response;

•	Visa’s aspirations to address corporate responsibility and sustainability matters and considerations;

•	Visa’s exposure to loss or illiquidity due to settlement guarantees;

•	proliferation and continuous evolution of new technologies and business models in the payments industry;

•	any disruption, failure, breach or cyber-attack of Visa’s networks or systems;

•	risks, uncertainties and the failure to achieve the anticipated benefits with respect to Visa’s acquisitions, joint ventures and other strategic investments; and

•

the other factors described in Visa’s filings with the SEC, including Visa’s Annual Report on Form 10-K for the year ended September 30, 2023 (the “Annual Report”), which are incorporated herein by reference.

Except as required by law, Visa does not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to some of the questions that you may have as a holder of Class B-1 common stock highlight selected information included or referenced in, or incorporated by reference into, this prospectus. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this prospectus in its entirety, including any documents incorporated herein by reference, in particular the section entitled “Risk Factors” included elsewhere in this prospectus as well as the risk factors incorporated herein by reference.

Q:	WHY IS VISA MAKING THE EXCHANGE OFFER?

A.

This Exchange Offer is part of an exchange offer program (the “Exchange Offer Program”) that is authorized pursuant to the Certificate of Incorporation. See “The Exchange Offer—The Exchange Offer Program.” The Exchange Offer Program authorizes Visa to conduct a number of exchange offers, including this Exchange Offer. The Exchange Offer Program was designed to mitigate the potential overhang risk that would otherwise exist upon the simultaneous release and conversion of the Class B-1 common stock upon the Escrow Termination Date (as defined herein) and to do so in a manner that is designed to be economically neutral to Class A and Class C stockholders with respect to liability from the U.S. covered litigation. See “Background of Class B-1 Common Stock and U.S. Covered Litigation.” The Exchange Offer provides holders of Class B-1 common stock with an opportunity for liquidity by allowing holders to exchange a portion of their outstanding shares of Class B-1 common stock for shares of transferable Class C common stock on the terms more fully described in this prospectus.

As further described herein, Visa’s Class B-1 common stock was established as part of Visa’s IPO to provide protection to the Class A and Class C stockholders from the monetary liability for the U.S. covered litigation. The Exchange Offer will permit each Class B-1 stockholder to change the manner in which remaining liability, if any, under the U.S. covered litigation, may be borne by such stockholder. This Exchange Offer does not enable any Class B-1 stockholder to avoid or minimize such liability. Visa makes no representation to Class B-1 stockholders regarding the amount of remaining liability, if any, arising from the U.S. covered litigation.

Q:	HOW MANY SHARES OF CLASS B-1 COMMON STOCK IS VISA OFFERING TO EXCHANGE IN THE EXCHANGE OFFER?

A.

Visa is offering to exchange any and all shares of outstanding Class B-1 common stock in the Exchange Offer. As of January 17, 2024, Visa had 245.5 million shares of Class B-1 common stock outstanding. Based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively, Visa would issue 122.7 million shares of Class B-2 common stock and 48.7 million shares of Class C common stock in the Exchange Offer (in each case before any rounding to prevent the issuance of fractional shares), assuming all outstanding shares of Class B-1 common stock are validly tendered and accepted by Visa.

Q:	WHAT WILL A PARTICIPATING HOLDER RECEIVE IN THE EXCHANGE OFFER IF THE SHARES OF CLASS B-1 COMMON STOCK ARE VALIDLY TENDERED AND ACCEPTED BY VISA?

A.	In exchange for each share of Class B-1 common stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by Visa, participating holders of

Class B-1 common stock will receive, on a per share basis, (1) one half of a newly issued share of Class B-2 common stock, (2) newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock into which Class B-1 common stock and Class C common stock would be convertible as of the Expiration Date, and (3) where applicable, cash in lieu of fractional shares. Based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively, Visa will issue 0.1984 shares of Class C common stock for each share of Class B-1 common stock validly tendered accepted for exchange. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	HOW DOES A PARTICIPATING HOLDER TENDER SHARES OF CLASS B-1 COMMON STOCK FOR EXCHANGE IN THE EXCHANGE OFFER?

A:

You may transmit your tender by delivering executed copies of the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, pursuant to the directions set forth in such Letter of Transmittal. In the event the registered holder of the shares of Class B-1 common stock being tendered in the Exchange Offer is different than the beneficial owner of such shares (e.g., because the registered holder is a securities intermediary holding the shares in its name on behalf of the beneficial owner), the registered holder must identify the beneficial owner of such shares in the Letter of Transmittal. The beneficial owner of the shares of Class B-1 common stock tendered in the Exchange Offer must execute and deliver the Makewhole Agreement, including the officer’s certificates appended thereto, as the “Holder” party thereto, together with such beneficial owner’s Parent Guarantors. See “The Exchange Offer—Procedures for Tendering Class B-1 Common Stock” and “Makewhole Agreement—Registered Holders Who Are Not Beneficial Owners.” To be a valid tender, the Exchange Agent must receive any physical or electronic delivery of the Letter of Transmittal, the Makewhole Agreement, including the officer’s certificates appended thereto, and any other required documents through its online portal at     or at the address set forth under “Exchange Agent and Information Agent” before the Expiration Date. For further information on how to tender shares of Class B-1 common stock, contact the Exchange Agent at the telephone number set forth under “Exchange Agent and Information Agent.”

Q:	CAN A PARTICIPATING HOLDER EXCHANGE ONLY A PORTION OF ITS SHARES OF CLASS B-1 COMMON STOCK?

A:	Yes. You do not have to exchange all of your shares of Class B-1 common stock to participate in the Exchange Offer.

Q:	DOES A PARTICIPATING HOLDER HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER?

A:

No. Holders of Class B-1 common stock will not have appraisal rights or any contract right to petition for fair value with respect to the Exchange Offer. Visa will not independently provide such a right.

Q:	WILL THE CLASS B-2 COMMON STOCK AND CLASS C COMMON STOCK ISSUED IN THE EXCHANGE OFFER BE FREELY TRADABLE?

A:

Shares of Class B-2 common stock received as part of the Exchange Consideration will remain subject to the same restrictions on transfer and conversion that currently apply to the Class B-1 common stock and will not be transferable until the Escrow Termination Date, subject to certain exceptions set forth in the Certificate of Incorporation. Shares of Class C common stock are not and will not be subject to any such transfer restrictions, except for certain temporary contractual transfer restrictions set forth in the Makewhole Agreement. See “Makewhole Agreement—Transfer Restrictions.”

In the event that any outstanding share of Class B common stock or Class C common stock is transferred in compliance with applicable transfer restrictions to a person other than a Visa member or an affiliate of a Visa member (as defined in the Certificate of Incorporation), such share will, automatically and without further action on Visa’s part or on the part of any holder of Class B common stock or Class C common stock, as applicable, immediately prior to the transfer, be converted into shares of Class A common stock based upon the Applicable Conversion Rate in effect on the date of that transfer.

Currently, there is no public market for Class B common stock, including Class B-2 common stock, or Class C common stock. Class A common stock is listed on the New York Stock Exchange under the symbol “V.”

Q:	HOW MUCH DILUTION OF THE CLASS A COMMON STOCK AND CLASS C COMMON STOCK WILL OCCUR IF THE EXCHANGE OFFER IS CONSUMMATED?

A.

On an as-converted basis, the number of shares of Class B-2 common stock and Class C common stock issued as Exchange Consideration will equal the number of Class B-1 common stock accepted for exchange (before any rounding to prevent the issuance of fractional shares). Consequently, other than as result of cash payments in lieu of issuing fractional shares, the consummation of the Exchange Offer will not affect the fully diluted number of outstanding shares of Class A common stock.

As of January 17, 2024, there were 1,581.6 million shares of Class A common stock and 9.4 million shares of Class C common stock outstanding. The consummation of the Exchange Offer may significantly increase the number of outstanding shares of Class C common stock, which, in turn, will be convertible into freely transferable shares of Class A common stock. See “Description of Capital Stock—Conversion.” Assuming that 100% of the outstanding shares of Class B-1 common stock are properly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer, upon completion of the Exchange Offer, no shares of Class B-1 common stock, 122.7 million shares of Class B-2 common stock and an additional 48.7 million shares of Class C common stock would be outstanding (in each case before any rounding to prevent the issuance of fractional shares). The amount of Class C common stock outstanding after the Exchange Offer is based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively. Such shares of Class C common stock will automatically convert into shares of Class A common stock upon transfer to a person other than a Visa member or an affiliate of a Visa member. Conversion of shares of Class C common stock into shares of Class A common stock would decrease the number of shares of Class C common stock and increase the amount of Class A common stock outstanding, which could adversely affect the market price of Class A common stock and would dilute the voting power of existing Class A stockholders.

Q:

IF THE EXCHANGE OFFER IS CONSUMMATED AND A CLASS B-1 STOCKHOLDER DOES NOT PARTICIPATE OR DOES NOT EXCHANGE ALL OF ITS SHARES OF CLASS B-1 COMMON STOCK, HOW WILL THAT HOLDER’S RIGHTS AND OBLIGATIONS UNDER THE REMAINING OUTSTANDING SHARES OF CLASS B-1 COMMON STOCK BE AFFECTED?

A:

The terms of your shares of Class B-1 common stock that remain outstanding after the consummation of the Exchange Offer and your rights as a holder thereof will not change as a result of the Exchange Offer with respect to such shares.

Q:	WHAT DOES VISA INTEND TO DO WITH THE SHARES OF CLASS B-1 COMMON STOCK THAT ARE EXCHANGED IN THE EXCHANGE OFFER?

A:	Shares of Class B-1 common stock accepted for exchange by Visa in the Exchange Offer will be canceled.

Q:	IS VISA MAKING A RECOMMENDATION REGARDING WHETHER HOLDERS OF CLASS B-1 COMMON STOCK SHOULD PARTICIPATE IN THE EXCHANGE OFFER?

A:

No, Visa is not making any recommendation regarding whether you should tender or refrain from tendering your shares of Class B-1 common stock for exchange in the Exchange Offer. The Board of Directors has authorized and approved the Exchange Offer. None of the Board of Directors, Visa’s officers and employees, the Exchange Agent, the Information Agent, any of Visa’s financial advisors or any other person is making any recommendation to any holder of Class B-1 common stock as to whether or not you should tender shares of Class B-1 common stock in the Exchange Offer. Accordingly, you must make your own investment decision regarding the Exchange Offer based upon your own assessment of the terms and implications of the Exchange Offer. Before making your decision, Visa urges you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors” as well any corresponding sections included in the documents incorporated herein by reference.

Q:	WHAT RISKS SHOULD A CLASS B-1 STOCKHOLDER CONSIDER IN DECIDING WHETHER OR NOT TO TENDER THEIR SHARES OF CLASS B-1 COMMON STOCK?

A:

You should carefully review the section titled “Risk Factors” beginning on page 21 of this prospectus and the documents incorporated herein by reference, which set forth certain risks and uncertainties related to Visa, the ownership of its common stock and the Exchange Offer, including risks associated with the Makewhole Agreement. Visa also urges you to consult your own legal, financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Q:	WHAT ARE THE CONDITIONS OF THE EXCHANGE OFFER?

A:	The Exchange Offer is conditioned upon:

•	the effectiveness of the registration statement of which this prospectus forms a part;

•

with respect to each participating Class B-1 stockholder, the execution and delivery of a Makewhole Agreement by such stockholder and its Parent Guarantors. Each Class B-1 stockholder and each of its Parent Guarantors must also execute and deliver the officer’s certificate that is appended to the Makewhole Agreement. See “Makewhole Agreement;” and

•	the other conditions described in “The Exchange Offer—Conditions of the Exchange Offer.”

The Exchange Offer is not conditioned upon any minimum number of shares of Class B-1 common stock being tendered for exchange. Visa may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived for the Exchange Offer, Visa will not complete the Exchange Offer.

Q:	WHEN DOES THE EXCHANGE OFFER EXPIRE?

A:	The Exchange Offer will expire at the Expiration Date, which is , New York City time, on , 2024, unless extended or earlier terminated by Visa.

Q:	UNDER WHAT CIRCUMSTANCES CAN THE EXCHANGE OFFER BE EXTENDED, AMENDED OR TERMINATED?

A:

Visa reserves the right to extend the Exchange Offer for any reason at all. Visa also expressly reserves the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the acceptance of shares of Class B-1 common stock, subject to the terms and conditions of the Exchange Offer set forth in the Certificate of Incorporation. If Visa makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Visa will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, Visa will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date Visa disseminates disclosure regarding the changes. During any extension of the Exchange Offer, shares of Class B-1 common stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. Visa reserves the right, in its sole and absolute discretion, to terminate the Exchange Offer at any time prior to the acceptance of shares of Class B-1 common stock if any condition is not met. If the Exchange Offer is terminated, no shares of Class B-1 common stock tendered in the Exchange Offer will be accepted for exchange and any shares of Class B-1 common stock that have been tendered for exchange will be returned to the holder promptly after the termination at Visa’s expense. For more information regarding Visa’s right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED, AMENDED OR TERMINATED?

A:

Visa will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, Visa will promptly make a public announcement by issuing a press release no later than     , New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF MY PARTICIPATING IN THE EXCHANGE OFFER?

A:

Participation in the Exchange Offer is conditioned upon entry into a Makewhole Agreement, which sets forth the intended U.S. federal income tax treatment for the Exchange Offer. For more information, please see “Material U.S. Federal Income Tax Considerations.”

Q:	WILL VISA RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

A:	No. Visa will not receive any cash proceeds from the Exchange Offer.

Q:	WHAT HAPPENS IF A HOLDER’S SHARES OF CLASS B-1 COMMON STOCK ARE NOT ACCEPTED FOR EXCHANGE?

A:

If Visa decides not to accept your shares of Class B-1 common stock because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the shares of Class B-1 common stock not accepted by Visa will be returned to you, at Visa’s expense, promptly after expiration or termination of the Exchange Offer, as applicable, by book-entry transfer to your account at the Transfer Agent.

Q:	UNTIL WHEN MAY A PARTICIPATING HOLDER WITHDRAW SHARES OF CLASS B-1 COMMON STOCK PREVIOUSLY TENDERED FOR EXCHANGE?

A:

If not previously returned, you may withdraw shares of Class B-1 common stock that were previously tendered for exchange at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any shares of Class B-1 common stock that you tender that are not accepted for exchange by Visa after the expiration of 40 business days from commencement of the Exchange Offer. For more information, see “The Exchange Offer—Withdrawal Rights.”

Q:	HOW SOON WILL A PARTICIPATING HOLDER RECEIVE DELIVERY OF THE CLASS B-2 COMMON STOCK AND CLASS C COMMON STOCK ONCE THEY HAVE VALIDLY TENDERED THEIR CLASS B-1 COMMON STOCK?

A:

Assuming the shares of Class B-1 common stock validly tendered in the Exchange Offer have been accepted for exchange, the Exchange Agent will cause shares of Class B-2 common stock and Class C common stock to be credited in book-entry form to accounts maintained by the Transfer Agent promptly after the expiration of the Exchange Offer.

Q:	WILL PARTICIPATING HOLDERS HAVE TO PAY FOR ANY FEES OR COMMISSIONS IF THEY TENDER SHARES OF CLASS B-1 COMMON STOCK FOR EXCHANGE IN THE EXCHANGE OFFER?

A:

No, participating holders will not be required to pay any fees or commissions to Visa, the Exchange Agent or the Information Agent in connection with the Exchange Offer. However, holders who, following the Exchange Offer, wish to sell their shares of Class C common stock received as part of the Exchange Consideration may be required to pay brokerage commissions or fees in connection with such sales or transfers.

Q:	WHEN WILL MAKEWHOLE PAYMENTS BE PAYABLE UNDER THE MAKEWHOLE AGREEMENTS?

A:

Payment obligations under the Makewhole Agreement will arise if there is a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock (regardless of whether any shares of Class B-1 common stock actually remain outstanding after the Exchange Offer) at any time when the as-converted value of the Class B-2 common stock has been exhausted (i.e., the Applicable Conversion Rate for the Class B-2 common stock is equal to or less than zero). For each share of Class B-2 common stock issued in the Exchange Offer, the makewhole payment obligation would equal two times the reduction in value that a single share of Class B-1 common stock would have experienced upon the downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock. No assurances can be provided as to the timing, amount or frequency of potential makewhole payments. See “Makewhole Agreement—Payments under the Makewhole Agreement” and “Background of Class B-1 Common Stock and U.S. Covered Litigation” for additional information.

Q:	WHAT IS THE MAXIMUM AMOUNT OF PAYMENTS A PARTICIPATING HOLDER MIGHT HAVE TO MAKE UNDER THEIR MAKEWHOLE AGREEMENT?

A:

The Makewhole Agreement does not impose a dollar cap on potential payment obligations. Payments under the Makewhole Agreement are designed to equal the decline in value that a participating holder would have experienced from a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock had it not tendered such shares in the Exchange Offer. The value of Class B-1 common stock fluctuates based on the Applicable Conversion Rate for the Class B-1 common stock and the market price of Class A common stock. Because there is no cap on the Class A common stock price, as long as the Applicable Conversion Rate for the Class B-1 common stock is greater than zero (regardless of whether any shares of Class B-1 common stock actually remain outstanding after the Exchange Offer), there is no cap on the value of Class B-1 common stock. Therefore, until all U.S. covered litigation obligations have been satisfied or the Applicable Conversion Rate for the Class B-1 common stock reaches zero, there is no dollar cap on the amount of payments that a participating holder and its Parent Guarantors may be obligated to make under its Makewhole Agreement.

Q:	CAN A PARTICIPATING HOLDER TRANSFER ITS OBLIGATIONS UNDER THE MAKEWHOLE AGREEMENT TO A THIRD PARTY BY SELLING ITS CLASS B-2 COMMON STOCK TO THE THIRD PARTY?

A.

No. The obligations under the Makewhole Agreement are not transferable in connection with a transfer of Class B-2 common stock. Consequently, if a participating holder sells or otherwise transfers shares of Class B-2 common stock received as part of the Exchange Consideration to a third party, the holder and its Parent Guarantors will remain party to the Makewhole Agreement and will remain obligated to fund makewhole payments pursuant to its terms with respect to all of the shares of Class B-2 common stock it originally received as part of the Exchange Consideration.

Q:	WHEN WILL THE ESCROW TERMINATION DATE OCCUR WITH RESPECT TO THE U.S. COVERED LITIGATION?

A:

Under the Certificate of Incorporation, the transfer and conversion restrictions on all outstanding classes of Class B common stock will be removed upon the final resolution of all U.S. covered litigation (such date, the “Escrow Termination Date”). Although Visa has made meaningful progress to resolve outstanding claims within the U.S. covered litigation, Visa does not know when the Escrow Termination Date will occur.

Q:	HOW WILL THE EXCHANGE OFFER AFFECT SWAPS OR OTHER DERIVATIVE CONTRACTS OR TRANSACTIONS IN PLACE WITH RESPECT TO THE CLASS B-1 COMMON STOCK?

A:

Visa is not a party to these swaps or other derivative contracts or transactions, and Visa cannot and will not advise on the effects the Exchange Offer, including obligations under a Makewhole Agreement, may have on any Class B-1 stockholder’s rights or obligations under any such swap or other derivative contract or transaction.

Q:	DOES VISA PLAN TO CONDUCT ADDITIONAL EXCHANGE OFFERS?

A:

Under the Exchange Offer Program authorized by the Certificate of Incorporation, following the consummation of this Exchange Offer, Visa may, but is under no obligation to, conduct up to three successive exchange offers that, in each case, would have the effect of releasing the transfer restrictions on up to half of the applicable Class B common stock issued in a previous exchange offer. In exchange for the tendered Class B common stock, Visa would issue (x) shares of a successive class of Class B common stock in an amount equal to half of the Class B common stock tendered in exchange and (y) shares of Class C common stock in an amount equivalent to half of the value of the Class B common stock tendered in exchange.

Each successive class of Class B common stock would be subject to the same transfer and convertibility restrictions as the Class B common stock that is currently outstanding, although future downward conversion rate adjustments to each new class of Class B common stock issued in a successive exchange offer would be accelerated to occur at twice the rate as that applicable to the class of Class B common stock tendered in exchange. Visa may, but is under no obligation to, conduct a successive exchange offer after one year has passed since the initial exchange offer for the next preceding class of Class B common stock if the estimated interchange reimbursement fees at issue in unresolved claims for damages in the U.S. covered litigation have been reduced by 50% or more since the consummation of the prior exchange offer (or in the case of the first successive exchange offer, since October 1, 2023), as determined by Visa. For example, after Visa completes this Exchange Offer, Visa may not thereafter offer the holders of Class B-2 common stock the opportunity to exchange for Class B-3 common stock unless at least one year had elapsed from the Exchange Offer and the estimated interchange reimbursement fees at issue in unresolved claims for damages in the U.S. covered litigation had been reduced by 50% or more since October 1, 2023. Subject to these conditions, Visa would retain sole and absolute discretion whether and when to conduct any successive exchange offer.

Under the Exchange Offer Program, Visa may, but is under no obligation to, conduct an additional exchange offer for shares of Class B-1 common stock that are not tendered in the Exchange Offer. No conditions or time periods must be satisfied under the Exchange Offer Program before Visa may conduct an additional exchange offer for Class B-1 common stock. Any additional exchange offer for Class B-1 common stock would be conducted on the same terms and conditions as set forth herein.

Q:	WITH WHOM MAY A PARTICIPATING HOLDER TALK IF THEY HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

A:	If you have questions about the terms of the Exchange Offer or the procedures for tendering your Class B-1 common stock in the Exchange Offer, please contact the Information Agent at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

E-mail: visainc@dfking.com

Stockholders (toll-free): (800) 628-8509

Brokers (collect): (212) 269-5550

SUMMARY

The following summary highlights information presented in greater detail in this prospectus or the documents incorporated herein by reference. This summary is not complete and does not contain all of the information you should consider before participating in the Exchange Offer. You should carefully consider the information contained in this prospectus, including the information set forth under the heading “Risk Factors” in this prospectus as well as in corresponding sections included in the documents incorporated herein by reference. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

The Company

Visa is one of the world’s leaders in digital payments. Visa’s purpose is to uplift everyone, everywhere by being the best way to pay and be paid. The Company facilitates global commerce and money movement across more than 200 countries and territories among a global set of consumers, merchants, financial institutions and government entities through innovative technologies.

Since Visa’s early days in 1958, Visa has been in the business of facilitating payments between consumers and businesses. Visa is focused on extending, enhancing and investing in Visa’s proprietary advance transaction processing network, VisaNet, to offer a single connection point for facilitating payment transactions to multiple endpoints through various form factors. As a network of networks enabling global movement of money through all available networks, Visa is working to provide payment solutions and services for everyone, everywhere. Through Visa’s network, Visa offers products, solutions and services that facilitate secure, reliable and efficient money movement for participants in the ecosystem.

Visa is incorporated under the laws of the State of Delaware. Visa’s principal executive offices are located at P.O. Box 8999, San Francisco, California 94128-8999, and Visa’s telephone number is (650) 432-3200. Visa’s corporate website address is visa.com/about-visa.html. This is a textual reference only. The information on or accessible through Visa’s website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

Summary Terms of the Exchange Offer

The material terms of the Exchange Offer are summarized below. In addition, Visa urges you to read the detailed descriptions in the sections of this prospectus entitled “The Exchange Offer,” “Makewhole Agreement” and “Description of Capital Stock.”

Offeror	Visa Inc.

Class B-1 Common Stock Subject to the Exchange Offer	Any and all outstanding shares of Class B-1 common stock.

The Class B-1 common stock was originally issued as “Class B common stock” and was subsequently redenominated as Class B-1 common stock pursuant to the Certificate of Incorporation.

Exchange Offer and Exchange Consideration	Visa is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter of Transmittal, any and all Class B-1 common stock tendered in the Exchange Offer for Class B-2 common stock and Class C common stock. In exchange for each share of Class B-1 common stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by Visa, participating holders will receive, on a per share basis, (1) one half of a newly issued share of Class B-2 common stock, (2) newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock into which Class B-1 common stock and Class C common stock would be convertible as of the Expiration Date, and (3) where applicable, cash in lieu of fractional shares. Based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively, Visa will issue 0.1984 shares of Class C common stock for each share of Class B-1 common stock validly tendered and accepted for exchange. See “The Exchange Offer—Terms of the Exchange Offer.”

Class B and Class C Common Stock Outstanding Before the Exchange Offer	As of January 17, 2024, there were 245.5 million shares of Class B-1 common stock, no shares of Class B-2 common stock and 9.4 million shares of Class C common stock outstanding.

Class B and Class C Common Stock Outstanding After the Exchange Offer	Assuming all outstanding shares of Class B-1 common stock are properly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer, upon completion of the Exchange Offer, there would be no shares of Class B-1 common stock, 122.7 million shares of Class B-2 common stock and an additional 48.7 million shares of Class C common stock outstanding (in each case before any rounding to prevent the issuance of fractional shares).

Expiration Date	The Exchange Offer will expire at the Expiration Date, which is , New York City time, on , 2024, unless extended or earlier terminated by Visa. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Withdrawal; Non-Acceptance	You may withdraw any Class B-1 common stock tendered in the Exchange Offer at any time prior to the Expiration Date. In addition, if not previously returned, you may withdraw any Class B-1 common stock tendered in the Exchange Offer that is not accepted by Visa for exchange after the expiration of 40 business days from commencement of the Exchange Offer. To withdraw previously tendered shares of Class B-1 common stock, you are required to submit a notice of withdrawal to the Exchange Agent in accordance with the procedures described herein and in the Letter of Transmittal.

If Visa decides for any reason not to accept Class B-1 common stock tendered for exchange, shares will be returned to the tendering holder at Visa’s expense promptly after expiration or termination of the Exchange Offer.

For further information regarding withdrawal of tendered shares of Class B-1 common stock, see “The Exchange Offer—Withdrawal Rights.”

Trading and Transfer Restrictions	The Class B-2 common stock and Class C common stock issuable pursuant to the Exchange Offer, and the underlying shares of Class A common stock into which such shares are convertible, are being registered under the Securities Act. The Class C common stock issued in the Exchange Offer will be freely tradable, subject to temporary contractual transfer restrictions set forth in the Makewhole Agreement. Subject to certain exceptions in the Certificate of Incorporation, the Class B-2 common stock will not be transferable until the Escrow Termination Date. See “Description of Capital Stock—Transfer Restrictions” and “Makewhole Agreement.”

Holders Eligible to Participate in the Exchange Offer	All holders of Class B-1 common stock are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions of the Exchange Offer	The Exchange Offer is subject to the satisfaction of certain conditions, including, but not limited to, (i) the effectiveness of the registration statement of which this prospectus is a part and (ii) with respect each participating holder, the execution and delivery of a Makewhole Agreement, including the officer’s certificates appended thereto, by such stockholder and its Parent Guarantors. See “The Exchange Offer—Conditions of the Exchange Offer” and “Makewhole Agreement.”

Procedures for Tendering Class B-1 Common Stock	Only a holder of shares of Class B-1 common stock may tender shares of Class B-1 common stock in the Exchange Offer. To tender your shares of Class B-1 common stock in the Exchange Offer, a holder must deliver to the Exchange Agent executed copies of the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, in accordance with the instructions within the Letter of Transmittal prior to the Expiration Date. See “The Exchange Offer—Procedures for Tendering Class B-1 Common Stock.”

For further information on how to tender shares of Class B-1 common stock, contact the Exchange Agent at the telephone number set forth under “Exchange Agent and Information Agent.”

Amendment and Termination	Visa reserves the right to extend the Exchange Offer for any reason at all. Visa also reserves the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the acceptance of shares of Class B-1 common stock, subject to the terms and conditions of the Exchange Offer set forth in the Certificate of Incorporation. If Visa makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Visa will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. Visa reserves the right, in its sole and absolute discretion, to terminate the Exchange Offer at any time prior to the acceptance of shares of Class B-1 common stock if any condition is not met. For more information regarding Visa’s right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Consequences of Failure to Exchange Class B-1 Common Stock	The terms of your shares of Class B-1 common stock that remain outstanding after consummation of the Exchange Offer and your rights as a holder thereof will not change as a result of the Exchange Offer.

Under the Exchange Offer Program authorized by the Certificate of Incorporation, following the consummation of this Exchange Offer, Visa may, but is under no obligation to, conduct up to three successive exchange offers that, in each case, would have the effect of releasing the transfer restrictions on up to half of the applicable Class B common stock issued in a previous exchange offer. In exchange for the tendered Class B common stock, Visa would issue (x) shares of a successive class of Class B common stock in an amount equal to half of the Class B common stock tendered in exchange and (y) shares of Class C common stock in an amount equivalent to half of the value of the Class B common stock tendered in exchange. However, if you do not participate in the Exchange Offer and Visa does not conduct an additional exchange offer for Class B-1 common stock, you will not be eligible to participate in a successive exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Class B-1 Common Stock in the Exchange Offer.”

U.S. Federal Income Tax Treatment	See “Material U.S. Federal Income Tax Considerations” for a description of the intended U.S. federal income tax treatment of the Exchange Offer and Makewhole Agreements. You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Brokerage Commissions	No brokerage commissions are payable by holders of Class B-1 common stock to the Exchange Agent, the Information Agent or Visa in connection with the Exchange Offer.

Use of Proceeds	Visa will not receive any cash proceeds from the Exchange Offer.

No Appraisal Rights in Connection with the Exchange Offer	Holders of Class B-1 common stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. Visa will not independently provide such a right.

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your shares of Class B-1 common stock for the Exchange Consideration will involve risk. Before deciding whether to participate in the Exchange Offer, you should be aware of and carefully consider the risk factors set forth in “Risk Factors” beginning on page 21 of this prospectus and the risk factors incorporated herein by reference.

In particular, a participating holder must note that the Makewhole Agreement does not impose a dollar cap on potential payment obligations. Payments under the Makewhole Agreement are designed to equal the decline in value that a participating holder would have experienced from a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock had it not tendered such shares in the Exchange Offer. The value of Class B-1 common stock fluctuates based on the Applicable Conversion Rate and the market price of Class A common stock. Because there is no cap on the value of Class A common stock, as long as the Applicable Conversion Rate for the Class B-1 common stock is greater than zero (regardless of whether any shares of Class B-1 common stock actually remain outstanding after the Exchange Offer), there is no cap on the value of Class B-1 common stock. Therefore, until all U.S. covered litigation obligations have been satisfied or the Applicable Conversion Rate for the Class B-1 common stock reaches zero, there is no dollar cap on the amount of payments that a participating holder and its Parent Guarantors may be obligated to make under its Makewhole Agreement.

Regulatory Approvals	Visa is not aware of any material regulatory approvals applicable to Visa that are necessary to complete the Exchange Offer, other than effectiveness of the registration statement of which this prospectus is a part, Visa’s obligation to file a Schedule TO with the SEC and to otherwise comply with applicable securities laws.

Visa has not assessed, and can provide no assurance as to, the suitability of a Class B-1 stockholder’s participation in the Exchange Offer, including the requirement to enter into and perform under a Makewhole Agreement, under the various regulatory regimes that may apply to any particular Class B-1 stockholder or its Parent Guarantors. See “Risk Factors—Risks Related to the Exchange Offer and Makewhole Agreements—Each Class B-1 stockholder and its Parent Guarantors must assess the suitability of participating in the Exchange Offer under any regulatory regimes that apply to such holder and its Parent Guarantors, and under any swap or other derivative contract or transaction that such Class B-1 stockholder may have entered.”

Impact on Swap or Other Derivative Contracts or Transactions

Visa understands that some current or former Class B-1 stockholders have entered into swap or other derivative contracts or transactions with other current or former Class B-1 stockholders concerning the Class B-1 common stock. Visa is not a party to these contracts or transactions, and Visa cannot and will not advise on the effects the Exchange Offer, including obligations under a Makewhole Agreement, may have on any Class B-1 stockholder’s rights or obligations under any such swap or other derivative contract or transaction.

See “Risk Factors—Risks Related to the Exchange Offer and Makewhole Agreements—Each Class B-1 stockholder and its Parent Guarantors must assess the suitability of participating in the Exchange Offer under any regulatory regimes that apply to such holder and its Parent Guarantors, and under any swap or other derivative contract or transaction that such Class B-1 stockholder may have entered.”

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions	Although Visa may deliver this prospectus to stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of Visa common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Visa has not taken any action under those non-U.S. regulations to qualify the Exchange Offer outside the United States but may take steps to facilitate participation of stockholders from certain jurisdictions. Therefore, the ability of any non-U.S. person to tender Class B-1 common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Visa to take any action to qualify or otherwise facilitate the Exchange Offer in that country or otherwise.

All tendering stockholders must make certain representations in the Letter of Transmittal, including, in the case of non-U.S. stockholders, as to the availability of an exemption under their home country laws that would allow them to participate in the Exchange Offer without the need for Visa to take any action to facilitate a public offering in that country or otherwise. Visa will rely on those representations and, unless the Exchange Offer is terminated, plans to accept shares validly tendered by persons who deliver executed copies of the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Visa common stock that may apply in their home countries. Visa cannot provide any assurance about whether such limitations exist.

Exchange Agent	Equiniti Trust Company, LLC.

Information Agent	D.F. King & Co., Inc.

Further Information	If you have questions about the terms of the Exchange Offer or the procedures for tendering your Class B-1 common stock in the Exchange Offer or require assistance in tendering Class B-1 common stock, please contact the Information Agent. The contact information for the Information Agent is set forth under “Exchange Agent and Information Agent.” If you would like additional copies of this prospectus, Visa’s annual, quarterly and current reports and other information that Visa references in this prospectus, please contact either the Information Agent or Investor Relations at the Company. The Company has also posted the documentation on its website at investor.visa.com. This is a textual reference only. The information on or accessible through Visa’s website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities. See also “Where You Can Find More Information; Incorporation of Certain Information by Reference.”

RISK FACTORS

In addition to the other information contained in this prospectus and the information incorporated herein by reference, you should consider carefully the following risk factors before considering whether to participate in the Exchange Offer. In addition to the risks identified below, please carefully read the risk factors contained in Visa’s filings with the SEC incorporated herein by reference. See “Where You Can Find More Information; Incorporation of Certain Information by Reference.” Visa also urges you to consult your own legal, financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Risks Related to the Exchange Offer and Makewhole Agreements

The obligation of a participating holder and its Parent Guarantors under the Makewhole Agreement is not subject to any dollar cap.

The Makewhole Agreement does not impose a dollar cap on potential payment obligations. Payments under the Makewhole Agreement are designed to equal the decline in value that a participating holder would have experienced from a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock had it not tendered such shares in the Exchange Offer. The value of Class B-1 common stock fluctuates based on the Applicable Conversion Rate and the market price of Class A common stock. See “Makewhole Agreement—Payments under the Makewhole Agreement.” Because there is no cap on the value of Class A common stock, as long as the Applicable Conversion Rate for the Class B-1 common stock is greater than zero (regardless of whether any shares of Class B-1 common stock actually remain outstanding after the Exchange Offer), there is no cap on the value of Class B-1 common stock. Therefore, until all U.S. covered litigation obligations have been satisfied or the Applicable Conversion Rate for the Class B-1 common stock reaches zero, there is no dollar cap on the amount of payments that a participating holder and its Parent Guarantors may be obligated to make under its Makewhole Agreement. Visa makes no representation to Class B-1 stockholders regarding the amount of remaining liability, if any, arising from the U.S. covered litigation. See “Background of Class B-1 Common Stock and U.S. Covered Litigation.”

If Visa conducts an additional exchange offer for Class B-1 common stock, the as-converted value of the exchange consideration you receive in that exchange offer may be less than the as-converted value you would have received in this Exchange Offer.

Under the Exchange Offer Program, Visa may, but is under no obligation to, conduct additional exchange offers addressed to holders of Class B-1 common stock. In the event Visa conducts an additional Class B-1 exchange offer, the exchange consideration would be calculated using the same formula used in this Exchange Offer. For each share of Class B-1 common stock properly tendered (and not withdrawn) and accepted by Visa for exchange in any additional Class B-1 exchange offer, Visa would issue (1) one half of a newly issued share of Class B-2 common stock, (2) newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock into which Class B-1 common stock and Class C common stock would be convertible as of the expiration date of the applicable additional Class B-1 exchange offer, and (3) where applicable, cash in lieu of fractional shares. In particular, the number of Class B-2 common shares to be received as part of the Exchange Consideration in any additional Class B-1 exchange offer is fixed (i.e., one share of Class B-2 common stock will be issued for each two shares of Class B-1 common stock validly tendered) and not calculated on as-converted basis. Consequently, if Visa makes a deposit into the U.S. covered litigation escrow account following the consummation of this Exchange Offer but prior to the consummation of any additional Class B-1 exchange offer, then the Applicable Conversion Rate for the Class B-2 common stock at the time of the additional Class B-1 exchange offer would be lower than the Applicable

Conversion Rate for the Class B-1 common stock tendered, as adjustments to the Applicable Conversion Rate for the Class B-2 common stock following this Exchange Offer will be accelerated to occur at twice the rate as that applicable to the Class B-1 common stock. As a result, the number of Class B-2 common stock issued in exchange would be less than one-half of the as-converted value of the tendered Class B-1 common stock.

Each Class B-1 stockholder and its Parent Guarantors must assess the suitability of participating in the Exchange Offer under any regulatory regimes that apply to such holder and its Parent Guarantors, and under any swap or other derivative contract or transaction that such Class B-1 stockholder may have entered.

The Class B-1 common stock is held predominantly by banks, bank holding companies, credit unions and other financial institutions or affiliates of financial institutions that may be subject to comprehensive federal or state regulation and regulatory supervision. Visa has not assessed, and can provide no assurance as to, the suitability of a Class B-1 stockholder’s participation in the Exchange Offer, including the requirement to enter into and perform under a Makewhole Agreement, under the various regulatory regimes that may apply to any particular Class B-1 stockholder or its Parent Guarantors.

In addition, Visa understands that some current or former Class B-1 stockholders have entered into swap or other derivative contracts or transactions with other current or former Class B-1 stockholders concerning the Class B-1 common stock. Visa is not a party to these contracts or transactions, and Visa cannot and will not advise on the effects the Exchange Offer, including obligations under a Makewhole Agreement, may have on any Class B-1 stockholder’s rights or obligations under any such swap or other derivative contract or transaction.

It is therefore incumbent upon each Class B-1 stockholder to determine whether participation in the Exchange Offer, including entering into the Makewhole Agreement, will comply with regulatory obligations or restrictions applicable to such holder and its Parent Guarantors or will require such holder or its Parent Guarantors to obtain any regulatory or other approval, waiver or other authorization, and how any such participation may impact such Class B-1 stockholder’s rights or obligations under any swap or other derivative contract or transaction concerning the Class B-1 common stock that such Class B-1 stockholder may have entered.

Under the Makewhole Agreement, each Class B-1 stockholder and Parent Guarantor will be required to represent and warrant to Visa, among other things, that:

•	it has all necessary power and authority to perform its obligations under the Makewhole Agreement;

•

it is not a party to any agreement that would be violated, require any consent or payment under, give any third party the right to terminate or accelerate any obligation under, or under which any default would occur, by entering into or performing its obligations under the Makewhole Agreement;

•	it is not subject to any law or regulation that would be violated by entering into or performing its obligations under the Makewhole Agreement; and

•	no governmental or other authorizations are required in order for it to perform its obligations under the Makewhole Agreement.

Each Class B-1 stockholder considering whether to participate in the Exchange Offer is therefore urged to consult with its own legal and regulatory advisors.

Only holders of Class B-2 common stock will be able to participate in a successive exchange offer under the Exchange Offer Program.

Under the Exchange Offer Program, Visa is authorized to conduct up to three successive exchange offers following the Exchange Offer that, in each case, would have the effect of releasing the transfer restrictions on up to half of the applicable Class B common stock issued in a previous exchange offer. After Visa completes this Exchange Offer, Visa would be authorized, subject to the satisfaction of certain conditions described elsewhere in this prospectus, to conduct a successive exchange offer in which holders of Class B-2 common stock would be offered the opportunity to tender shares of Class B-2 common stock and in exchange receive a combination of Class B-3 common stock and Class C common stock. See “The Exchange Offer—The Exchange Offer Program.” In order to participate in any successive exchange offer, tendering holders would be required to enter into separate Makewhole Agreements in connection with each such successive exchange offer. See “The Makewhole Agreement—Treatment of Multiple Makewhole Agreements.” Visa may not conduct an additional exchange offer for the Class B-1 common stock, in which case holders that do not participate in the Exchange Offer would not be eligible to participate in any successive exchange offer.

If a substantial number of shares of Class A common stock become available for sale and are sold in a short period of time, the market price of Class A common stock, into which shares of Class B-1 common stock and Class C common stock offered as part of the Exchange Consideration are convertible, could decline.

The Exchange Offer is intended to provide holders of Class B common stock with additional liquidity by allowing participating holders to exchange their shares of restricted Class B-1 common stock for shares of restricted Class B-2 common stock and freely transferable Class C common stock. Upon any transfer of Class C common stock to an eligible person (see “Description of Capital Stock—Conversion”), such shares of Class C common stock will convert automatically into shares of Class A common stock. If, as a result of the Exchange Offer, the exchanging stockholders sell substantial amounts of Class A common stock in the public market, the market price of Class A common stock could decline significantly. In addition, the perception in the public market that participating holders might sell shares of Class A common stock could also depress the market price of Class A common stock and negatively affect the value of the Exchange Consideration.

The Exchange Consideration is calculated based on the Applicable Conversation Rates for the Class B-1 common stock and Class C common stock as of the Expiration Date and will not be subsequently adjusted. The market price of Class A common stock may fluctuate, and therefore the market value of the shares of Class B-2 common stock and Class C common stock issued in the Exchange Offer may decline.

Upon completion of the Exchange Offer, each holder that validly tenders a share of Class B-1 common stock will receive a combination of shares of Class B-2 common stock and Class C common stock and, where applicable, cash in lieu of fractional shares. See “The Exchange Offer—Terms of the Exchange Offer.” Following the Expiration Date, the Exchange Consideration will not be adjusted due to any increases or decreases in the market price of Class A common stock. Because both the Class B-2 common stock and Class C common stock convert into Class A common stock, the value of the Exchange Consideration will be affected by the market price of a share of Class A common stock. The trading price of the Class A common stock will likely be different on the Expiration Date than it is as of the date the Exchange Offer commences because of ordinary trading fluctuations as well as changes in Visa’s business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which may not be within Visa’s control. Accordingly, holders of Class B-1 common stock will not know the exact market value of the Exchange Consideration they will receive in the Exchange Offer at the time they tender their shares of Class B-1 common stock.

In addition, Visa may extend the Exchange Offer, during which time the market value of Class A common stock may fluctuate. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Portions of the Class C common stock issued as part of the Exchange Consideration will be subject to temporary contractual transfer restrictions pursuant to the Makewhole Agreement. See “Makewhole Agreement—Transfer Restrictions.” The market price of Class A common stock may decline while these transfer restrictions remain in effect.

Shares of Class B-2 common stock received as part of the Exchange Consideration will remain subject to restrictions on transfer under the Certificate of Incorporation until the Escrow Termination Date.

Unless tendered in a successive exchange offer, shares of Class B-2 common stock received in the Exchange Offer will remain subject to the same restrictions on transfer and conversion as the Class B-1 common stock and will not be transferable until the Escrow Termination Date when all U.S. covered litigation is finally resolved. See “Description of Capital Stock—Transfer Restrictions.” The U.S. covered litigation consists of a number of matters brought by individual merchants that have been settled or otherwise fully or substantially resolved, as well as the Interchange Multidistrict Litigation (the “MDL”)—In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, which comprises a damages class, claims brought by merchants that opted out of the damages class, and an injunctive release class. See “Background of Class B-1 Common Stock and U.S. Covered Litigation.” The Class B-1 common stock has been subject to restrictions on transfer and conversion since Visa’s IPO in 2008, and Visa cannot provide any estimate when the Escrow Termination Date may occur.

Holders of Class B-2 common stock will bear additional risks and exposure as compared to holders of Class B-1 common stock as a result of accelerated adjustments to the Applicable Conversion Rate for the Class B-2 common stock and potential makewhole payment obligations under the Makewhole Agreements.

While shares of Class B-2 common stock are subject to the same conversion and transfer restrictions currently imposed on the Class B-1 common stock, future downward adjustments to the Applicable Conversion Rate for the Class B-2 common stock will occur at twice the rate as downward adjustments to the Applicable Conversion Rate for the Class B-1 common stock. As more funds are deposited into the U.S. covered litigation escrow account, each share of Class B-2 common stock will become convertible into fewer shares of Class A common than as compared to shares of Class B-1 common stock. See “Description of Capital Stock—Conversion.”

In the event obligations under the U.S. covered litigation exceed the as-converted value of the outstanding Class B-2 common stock and the Applicable Conversion Rate for the Class B-2 common stock falls below zero, payment obligations may be triggered under the Makewhole Agreement. See “Background of Class B-1 Common Stock and U.S. Covered Litigation” and “Makewhole Agreement.” For each share of Class B-2 common stock issued in the Exchange Offer, the makewhole payment obligation would equal two times the reduction in value that a single share of Class B-1 common stock would have experienced upon a deposit made to the U.S. covered litigation escrow account. The amount of future makewhole payments cannot be predicted and is not subject to any dollar cap, as any such payment is function of the magnitude of the event triggering an adjustment to the Applicable Conversion Rate, the then Class A common stock price and the then Applicable Conversion Rate for the Class B-1 common stock, which shall continue to be calculated regardless of whether any shares of Class B-1 common stock actually remain outstanding after the Exchange Offer. In certain scenarios, the maximum amount payable under the Makewhole Agreement may exceed the initial value of the

Class C common stock that is issued in the Exchange Offer. See “Makewhole Agreement—Payments under the Makewhole Agreement.”

In addition, the obligations under the Makewhole Agreement are not transferable in connection with a transfer of Class B-2 common stock. Consequently, if a participating holder sells or otherwise transfers shares of Class B-2 common stock received as part of the Exchange Consideration to a third party in compliance with the transfer restrictions under the Certificate of Incorporation, the holder and its Parent Guarantors will remain party to the Makewhole Agreement and will remain obligated to fund makewhole payments pursuant to its terms.

The Board of Directors has not made a recommendation as to whether you should tender your shares of Class B-1 common stock for the Exchange Consideration in the Exchange Offer, and Visa has not obtained a third-party determination that the Exchange Offer is fair to holders of Class B-1 common stock.

The Board of Directors has not made, and will not make, any recommendation as to whether holders of Class B-1 common stock should tender their Class B-1 common stock in exchange for the Exchange Consideration. Visa has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Class B-1 common stock for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer. Holders of Class B-1 common stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. Visa will also not independently provide such a right.

The Exchange Offer may not be consummated.

If each of the conditions to the Exchange Offer are not satisfied or waived, Visa will not accept any Class B-1 common stock tendered in the Exchange Offer. See “The Exchange Offer—Conditions of the Exchange Offer” for a list of the conditions to the consummation of the Exchange Offer.

Visa may choose to waive certain of the conditions of the Exchange Offer that Visa is permitted to waive.

The consummation of the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions of the Exchange Offer.” Certain of these conditions may be waived by Visa in whole or in part at any time or from time to time in its sole and absolute discretion, in accordance with the Certificate of Incorporation and applicable law. Accordingly, Visa may elect to waive certain conditions to allow the Exchange Offer to close, notwithstanding the fact that one or more conditions may not have been satisfied. The following conditions cannot be waived: (i) the effectiveness of the registration statement of which this prospectus forms a part and (ii) the execution and delivery of a Makewhole Agreement, including the officer’s certificates appended thereto, by each participating holder and its Parent Guarantors.

The Exchange Offer may be terminated, canceled or delayed.

Visa reserves the right to extend the Exchange Offer for any reason at all. The Company also expressly reserves the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the acceptance of shares of Class B-1 common stock. If Visa makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Visa will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, Visa will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date Visa disseminates disclosure regarding the changes. During any extension of the Exchange Offer, shares of Class B-1 common stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. Visa reserves the right, in its sole and absolute discretion, to terminate the Exchange Offer at any time prior to the acceptance of shares of Class B-1 common stock if any condition is not met. If the Exchange Offer is terminated, no shares of Class B-1 common stock tendered in the Exchange Offer will be accepted for exchange and any shares of Class B-1 common stock that have been tendered for exchange will be returned to the holder promptly after the termination at Visa’s expense.

Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this prospectus. The Exchange Offer may be delayed by a waiver of certain of the conditions of the Exchange Offer. Accordingly, holders of Class B-1 common stock participating in the Exchange Offer may have to wait longer than expected to receive the Exchange Consideration.

In the future, Visa may acquire any shares of Class B-1 common stock that are not validly tendered or accepted in the Exchange Offer for consideration different than the Exchange Consideration.

In the future, Visa may acquire shares of Class B-1 common stock that are not validly tendered or accepted in the Exchange Offer through open market purchases, redemptions, privately negotiated transactions, a future tender offer or such other means as Visa deems appropriate. Any such acquisitions will occur upon the terms and at the prices as Visa may determine in its sole and absolute discretion, based on factors prevailing at the time, which may be greater or less than the value of the Exchange Consideration. Visa may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

BACKGROUND OF CLASS B-1 COMMON STOCK

Visa’s Class B-1 common stock was established as part of Visa’s IPO to provide protection to the Class A and Class C common stockholders from the monetary liability for certain litigation referred to in the Certificate of Incorporation as “Covered Litigation” (and referred to herein as the “U.S. covered litigation”), which it has successfully done since 2008. At the time of Visa’s IPO, Visa established the U.S. retrospective responsibility plan (the “Responsibility Plan”) to implement such protections with respect to the U.S. covered litigation. The U.S. covered litigation consists, collectively, of a number of matters brought by individual merchants that have been settled or otherwise fully or substantially resolved, as well as the ongoing MDL—In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, which comprises a damages class, claims brought by merchants that opted out of the damages class, and an injunctive release class. The MDL cases challenge Visa’s purported setting of interchange reimbursement fees, “no surcharge” and honor-all-card rules, alleged tying and bundling of transaction fees, and the reorganization and IPO, and were brought under federal antitrust laws and, in some cases, certain state unfair competition laws.

As part of the Responsibility Plan, Visa established a U.S. covered litigation escrow account from which any settlements or judgments relating to the U.S. covered litigation would be payable. When Visa funds the U.S. covered litigation escrow account, the outstanding shares of Class B-1 common stock are subject to dilution through downward adjustments to the Applicable Conversion Rate for the Class B-1 common stock, which operates similar to a repurchase by Visa of its Class A common stock. This mechanic allows Visa to fund the U.S. covered litigation escrow account through the equivalent of a contribution of Class A common stock from the Class B stockholders to Visa. This loss absorption capacity of the Class B-1 common stock fluctuates with changes in the price of Class A common stock—assuming a constant Applicable Conversion Rate for the Class B-1 common stock, changes in the price of Class A common stock will cause proportional changes in the total loss absorption capacity of Class B-1 common stock.

Following the completion of the Exchange Offer, the total loss absorption capacities of the outstanding Class B-1 common stock and Class B-2 common stock (collectively, the “Class B common stock”) and the total potential makewhole payment obligations under the Makewhole Agreements will similarly fluctuate with changes in the market price of Class A common stock.

Since 2008, shares of Class B-1 common stock have been subject to transfer restrictions that were implemented in light of the Responsibility Plan, which limit their ability to be converted into Class A common stock that can be sold publicly until final resolution of the U.S. covered litigation. The Certificate of Incorporation provides that, upon the final resolution of the U.S. covered litigation (the “Escrow Termination Date”), all shares of Class B common stock will become convertible into and able to be sold as shares of Class A common stock based on the Applicable Conversion Rates in effect at such time.

As part of the Responsibility Plan, Visa also entered into a Loss Sharing Agreement (as such term is defined in the Certificate of Incorporation) between Visa International Service Association, Visa U.S.A., Inc., and certain Visa member banks. The Loss Sharing Agreement provides for the indemnification of the Visa parties with respect to certain matters. Under the Loss Sharing Agreement, if (i) all available funds in the U.S. covered litigation escrow account are insufficient to satisfy Visa’s litigation obligation and (ii) the Applicable Conversion Rate for the Class B-1 common stock has reached zero, each member bank party to the Loss Sharing Agreement is required to contribute an amount equal to the unsatisfied Visa litigation obligation multiplied by the party’s then current membership proportion.

The adjustment mechanism and transfer restrictions applicable to the Class B-1 common stock described above were designed to cause monetary liability for the U.S. covered litigation to be borne by Class B stockholders, who, prior to the IPO, were the U.S.-based owners of the Visa enterprise. However, since Visa’s IPO, the as-converted value of the Class B-1 common stock has appreciated significantly and presently exceeds Visa’s expectation of the range of exposure for the remaining U.S. covered litigation claims. Because the U.S. covered litigation has not been finally resolved, the transfer restrictions on Class B-1 common stock have now been in place for over 15 years, substantially longer than Visa and the Class B-1 stockholders contemplated at the time of the IPO.

While Visa cannot predict when the remaining U.S. covered litigation will ultimately be resolved and when the Escrow Termination Date will occur, Visa has continued to make progress toward the final resolution of outstanding claims. To date, Visa has resolved claims representing approximately 90% of the interchange at issue and paid approximately $6.6 billion in the aggregate through the Responsibility Plan. Visa’s current estimate of such interchange reimbursement fees as of October 1, 2023 is approximately $49.6 billion. This estimate does not include claims in certain purported indirect purchaser class actions or any claims of merchants serviced by opt outs that are payment processors and facilitators. Recent settlements reached by Visa have ranged from approximately 3-8% of the settling merchant’s applicable interchange during the damages class period (2004-2018). There can be no assurances that settlements reached by Visa in the future will fall within a similar range—future settlements may be materially higher as a percentage of interchange at issue. For illustrative purposes only, applying this historic range to the unresolved and outstanding interchange from 2004-2022, the remaining settlement value would be between $1.4 and $4.0 billion. If there is no settlement with these merchants, the range of remaining damages exposure based upon such merchant claims is approximately $25-$35 billion through calendar year 2022, which is undiscounted and before any challenge to the claim is addressed by a court. This range of remaining damages exposure does not give effect to any potential trebling, which, if awarded by a court in its discretion, would entitle the plaintiff to receive up to three times the amount of its actual damages.

Assuming that 100% of the outstanding shares of Class B-1 common stock are accepted for exchange in the Exchange Offer, Visa would issue 122.7 million shares of Class B-2 common stock, which, based on the current Applicable Conversion Rate and Visa’s reported closing Class A common stock price on the NYSE on December 29, 2023 of $260.35, would have an as-converted value of $50.7 billion. This as-converted value will fluctuate due to changes in the Applicable Conversion Rate for the Class B-2 common stock and the market price of the Class A common stock. In the event obligations under the U.S. covered litigation exceed the as-converted value of the outstanding Class B-2 common stock and the Applicable Conversion Rate for the Class B-2 common stock falls below zero, payment obligations may be triggered under the Makewhole Agreement. The payment obligations under the Makewhole Agreement are not subject to any dollar cap. See “Risk Factors—Risks Related to the Exchange Offer and Makewhole Agreements—The obligation of a participating holder and its Parent Guarantors under the Makewhole Agreement is not subject to any dollar cap.”

VISA MAKES NO REPRESENTATION TO CLASS B-1 STOCKHOLDERS REGARDING THE AMOUNT OF REMAINING LIABILITY, IF ANY, ARISING FROM THE U.S. COVERED LITIGATION. THE EXCHANGE OFFER DESCRIBED HEREIN WILL PERMIT EACH CLASS B-1 STOCKHOLDER TO CHANGE THE MANNER IN WHICH SUCH LIABILITY MAY BE BORNE BY SUCH STOCKHOLDER. THIS EXCHANGE OFFER DOES NOT ENABLE ANY CLASS B-1 STOCKHOLDER TO AVOID OR MINIMIZE SUCH LIABILITY.

THE EXCHANGE OFFER

No Recommendation

None of Visa, the Board of Directors, Visa’s officers or employees, the Exchange Agent, the Information Agent, any of Visa’s financial advisors or any other person is making any recommendation to any holder of Class B-1 common stock as to whether or not you should tender shares of Class B-1 common stock in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender shares of Class B-1 common stock in the Exchange Offer and, if so, the number of shares of Class B-1 common stock to tender. Participation in the Exchange Offer is voluntary and you should carefully consider whether to participate before you make your decision. Visa urges you to carefully read this prospectus in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors” and any corresponding section included in the documents incorporated herein by reference. Visa also urges you to consult your own financial, legal, regulatory and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Reasons for the Exchange Offer

The Exchange Offer is intended to provide holders of Class B-1 common stock with additional liquidity, while continuing to protect holders of shares of Class A and Class C common stock from bearing losses related to the U.S. covered litigation. In addition, the Exchange Offer Program authorized by the Certificate of Incorporation was designed to benefit Class A and Class C stockholders by proactively managing the overhang risk to Class A and Class C stockholders and mitigating the market disruption that could occur if all shares of Class B-1 common stock were to convert simultaneously upon the Escrow Termination Date.

Terms of the Exchange Offer

Visa is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter of Transmittal, any and all of Visa’s outstanding Class B-1 common stock for a combination of shares of Class B-2 common stock and Class C common stock and, where applicable, cash in lieu of fractional shares.

For each share of Class B-1 common stock properly tendered (and not withdrawn) and accepted by Visa for exchange, Visa will issue (1) one half of a newly issued share of Class B-2 common stock, (2) newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock into which Class B-1 common stock and Class C common stock would be convertible as of the Expiration Date, and (3) where applicable, cash in lieu of fractional shares determined by reference to the reported closing Class A common stock price on the NYSE as of the Expiration Date. Based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively, Visa will issue 0.1984 shares of Class C common stock for each share of Class B-1 common stock validly tendered and accepted for exchange.

The following calculations assume that the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock will be in effect as of the Expiration Date. Visa will publicly announce any change to these Applicable Conversion Rates and, to the extent necessary, extend the Exchange Offer so that it remains open for a minimum of ten business days following such announcement.

For example, assume (i) the current Class B-1 Applicable Conversion Rate of 1.5875 (i.e., one share of Class B-1 common stock is convertible into 1.5875 shares of Class A common stock) is in effect as of the Expiration Date, and (ii) the reported closing Class A common stock price on the NYSE as of the Expiration date is $260.35 (which was the reported closing Class A common stock price on the NYSE on December 29, 2023). Under this scenario, a stockholder that validly tenders 12,355 shares of Class B-1 common stock would receive: (i) 6,177 shares of Class B-2 common stock, (ii) 2,451 shares of Class C common stock, and (iii) $930.76 in cash in lieu of receiving fractional shares of Class B-2 common stock and Class C common stock.

The number of shares of Class B-2 common stock issued in the Exchange Offer is calculated by:

•	dividing the total number of shares of Class B-1 common stock tendered in the Exchange Offer by two:

•	12,355 shares of Class B-1 common stock / 2 = 6,177.5 shares of Class B-2 common stock; and

•	rounding down the number of shares of Class B-2 common stock to be received in the Exchange Offer to the nearest whole share:

•	6,177.5 shares of Class B-2 common stock results in an issuance of 6,177 shares of Class B-2 common stock.

The number of shares of Class C common stock issued in the Exchange Offer is calculated by:

•	dividing the total number of shares of Class B-1 common stock tendered in the Exchange Offer by two:

•	12,355 shares of Class B-1 common stock / 2 = 6,177.5 shares of Class B-2 common stock;

•	multiplying this amount by the Applicable Conversion Rate for the Class B-1 common stock to determine its as-converted value (expressed in shares of Class A common stock):

•	6,177.5 shares of Class B-1 common stock x 1.5875 = 9,806.7813 as-converted shares of Class A common stock;

•	dividing the as-converted value by the Applicable Conversion Rate for the Class C common stock of 4:

•	9,806.7813 as-converted shares of Class A common stock / 4 = 2,451.6953 shares of Class C common stock; and

•	rounding down the number of Class C common stock to the nearest whole share:

•	2,451.6953 shares of Class C common stock results in an issuance of 2,451 shares of Class C common stock.

In lieu of issuing 0.5 shares of Class B-2 common stock, Visa will pay cash in an amount equal to such fractional share, which is determined by multiplying such fractional share by (i) the Applicable Conversion Rate for the Class B-2 common stock (which will be the same as the Applicable Conversion Rate for the Class B-1 common stock immediately following the completion of the Exchange Offer), and (ii) the reported closing Class A common stock price on the NYSE as of the Expiration Date:

•	0.5 shares of Class B-2 common stock x 1.5875 = 0.7938 as-converted shares of Class A common stock;

•	0.7938 shares of Class A common stock x $260.35 = $206.67.

In lieu of issuing 0.6953 shares of Class C common stock, Visa will pay cash in an amount equal to such fractional share, which is determined by multiplying such fractional share by (i) the Applicable Conversion Rate for the Class C common stock, and (ii) the reported closing Class A common stock price on the NYSE as of the Expiration Date:

•	0.6953 shares of Class C common stock x 4.0 = 2.7812 as-converted shares of Class A common stock;

•	2.7812 shares of Class A common stock x $260.35 = $724.09.

Consequently, the total cash consideration for the fractional shares of Class B-2 common stock and Class C common stock will equal $930.76 ($206.67 + $724.09).

The below table illustrates the example discussed above. This table is provided for illustrative purposes only. Visa will announce the results of the Exchange Offer, including the applicable Class A common stock price used in the calculation of the Exchange Consideration, shortly after the Expiration Date.

		Exchange Consideration
Number of Shares of Class B-1 Common Stock Tendered	Applicable Conversion Rate	Number of Shares of Class B-2 Common Stock Received		Number of Shares of Class C common Stock Received		Cash Consideration
12,355	1.5875	6,177	(1)(2)	2,451	(1)(3)	$930.76	(4)

(1)	Rounded down to the nearest share, where applicable.
(2)	Equals half of the value of validly tendered shares of Class B-1 common stock based on the Applicable Conversion Rate for the Class B-1 common stock.
(3)	Equals half of the value of validly tendered shares of Class B-1 common stock based on the Applicable Conversion Rates for the Class B-1 common stock and Class C common stock.
(4)

Based on the reported closing Class A common stock price on the NYSE as of the Expiration Date which, for purposes of this example, is assumed to be $260.35, the reported closing Class A common stock price on the NYSE on December 29, 2023.

Visa will issue shares of Class B-2 common stock and Class C common stock in exchange for properly tendered (and not validly withdrawn) shares of Class B-1 common stock that are accepted for exchange promptly after the Expiration Date.

This prospectus, the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, are being sent to all registered holders of shares of Class B-1 common stock. You must be a registered holder as of the Expiration Date in order to validly tender your shares. There is no minimum number of shares of Class B-1 common stock that is required to be tendered.

Any shares of Class B-1 common stock that are accepted for exchange in the Exchange Offer will be canceled. Shares tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered shares of Class B-1 common stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, all unaccepted shares of Class B-1 common stock will be transferred back, without expense, to the tendering holder promptly after the Expiration Date.

Visa’s obligation to accept shares of Class B-1 common stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.” Visa currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender shares of Class B-1 common stock in the Exchange Offer will not be required to pay brokerage commissions or fees to the Exchange Agent, the Information Agent or Visa in connection with the Exchange Offer. It is important that you read “—Fees and Expenses” and “Material U.S. Federal Income Tax Considerations” for more details regarding fees and expenses and the intended tax treatment relating to the Exchange Offer. However, holders who, following the Exchange Offer, wish to sell their shares of Class C common stock received as part of the Exchange Consideration may be required to pay brokerage commissions or fees in connection with such sales or transfers.

Fractional Shares

Visa will not issue any fractional shares upon exchange of shares of Class B-1 common stock pursuant to the Exchange Offer. Instead, Visa will pay the exchanging Class B-1 stockholder the cash value of a fractional share, with any such fraction calculated to four decimal places, determined by reference to the reported closing Class A common stock price on the NYSE as of the Expiration Date.

Dilution

On an as-converted basis, the number of shares of Class B-2 common stock and Class C common stock issued as Exchange Consideration will equal the number of Class B-1 common stock accepted for exchange (before any rounding to prevent the issuance of fractional shares). Consequently, other than as result of cash payments in lieu of issuing fractional shares, the consummation of the Exchange Offer will not affect the fully diluted number of outstanding shares of Class A common stock.

As of January 17, 2024, there were 1,581.6 million shares of Class A common stock and 9.4 million shares of Class C common stock outstanding. The consummation of the Exchange Offer may significantly increase the number of outstanding shares of Class C common stock, which, in turn, will be convertible into freely transferable shares of Class A common stock. See “Description of Capital Stock—Conversion.” Assuming that 100% of the outstanding shares of Class B-1 common stock are properly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer, upon completion of the Exchange Offer, no shares of Class B-1 common stock, 122.7 million shares of Class B-2 common stock and an additional 48.7 million shares of Class C common stock would be outstanding (in each case before any rounding to prevent the issuance of fractional shares). The amount of Class C common stock outstanding after the Exchange Offer is based on the current Applicable Conversion Rates for the Class B-1 common stock and Class C common stock of 1.5875 shares of Class A common stock and 4 shares of Class A common stock, respectively. Such shares of Class C common stock will automatically convert into shares of Class A common stock upon transfer to a person other than a Visa member or an affiliate of a Visa member. Conversion of shares of Class C common stock into shares of Class A common stock would decrease the number of shares of Class C common stock and increase the amount of Class A common stock outstanding, which could adversely affect the market price of Class A common stock and would dilute the voting power of existing Class A stockholders.

Consequences of Failure to Exchange Class B-1 Common Stock in the Exchange Offer

The terms of your shares of Class B-1 common stock that remain outstanding after the consummation of the Exchange Offer and your rights as a holder thereof will not change as a result of the Exchange Offer.

Under the Exchange Offer Program authorized by the Certificate of Incorporation, following the consummation of this Exchange Offer, Visa may, but is under no obligation to, conduct up to three successive exchange offers that, in each case, would have the effect of releasing the transfer restrictions on up to half of the applicable Class B common stock issued in a previous exchange offer. In exchange for the tendered Class B common stock, Visa would issue (x) shares of a successive class of Class B common stock in an amount equal to half of the Class B common stock tendered in exchange and (y) shares of Class C common stock in an amount equivalent to half of the value of the Class B common stock tendered in exchange. However, if you do not participate in the Exchange Offer and Visa does not conduct an additional exchange offer for Class B-1 common stock, you will not be eligible to participate in a successive exchange offer.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by Visa. The term “Expiration Date” means     , New York City time, on     , 2024, and if Visa extends the period of time for which the Exchange Offer remains open, the term “Expiration Date” means the latest time and date to which the Exchange Offer is so extended. Tendered shares of Class B-1 common stock may be withdrawn prior to the Expiration Date. You must validly tender your shares of Class B-1 common stock for exchange prior to the Expiration Date to receive the Exchange Consideration. The Expiration Date will be at least 20 business days from commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

Visa reserves the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any shares of Class B-1 common stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than     , New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all shares of Class B-1 common stock previously tendered pursuant to the extended Exchange Offer will remain subject to the Exchange Offer unless properly withdrawn.

In addition, at any time prior to the acceptance of the Class B-1 common stock tendered in the Exchange Offer, Visa reserves the right to:

•

terminate the Exchange Offer and not to accept for exchange any shares of Class B-1 common stock not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions of the Exchange Offer” that have not been waived by Visa; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If Visa terminates or amends the Exchange Offer, Visa will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the acceptance of shares of Class B-1 common stock, no Exchange Consideration will be distributed or become distributable to holders who have properly tendered their shares of Class B-1 common stock pursuant to the Exchange Offer. In any such event, the shares of Class B-1 common stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If Visa makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Visa will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, Visa will take steps to ensure that the Exchange Offer remains open for the minimum number of business days, as required by law, following the date Visa disseminates disclosure regarding the changes.

Procedures for Tendering Class B-1 Common Stock

If you intend to participate in the Exchange Offer, Visa strongly encourages you to complete and return the Letter of Transmittal and the Makewhole Agreement, including the certificates appended thereto, as soon as possible.

Only a registered holder of shares of Class B-1 common stock may tender shares of Class B-1 common stock in the Exchange Offer. All shares of Class B-1 common stock issued in book-entry form are currently held through EQ Shareowner Services, the Transfer Agent. To tender shares held in book-entry form in the Exchange Offer, a holder must deliver to the Exchange Agent executed copies of the Letter of Transmittal and the Makewhole Agreement, including the officer’s certificates appended thereto, in accordance with the instructions within the Letter of Transmittal prior to the Expiration Date. If a holder’s shares of Class B-1 common stock are held in certificated form, such holder must also deliver the certificates representing the shares to the Exchange Agent before the Expiration Date.

To be a valid tender, the Exchange Agent must receive any physical or electronic delivery of the Letter of Transmittal, the Makewhole Agreement, including the officer’s certificates appended thereto, and any other required documents through its online portal at     or at the address set forth under “Exchange Agent and Information Agent” before the Expiration Date. To receive confirmation of valid tender of shares of Class B-1 common stock, a holder should contact the Exchange Agent at the telephone number listed under “Exchange Agent and Information Agent.”

The acceptance by Visa of shares of Class B-1 common stock not withdrawn by a holder prior to the Expiration Date will constitute an agreement between that holder and Visa in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal. Pursuant to the Letter of Transmittal, each tendering holder will represent and warrant to Visa that (1) such holder has the full power and authority to tender, exchange, sell, assign and transfer the tendered shares (and any and all other shares of Visa common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, Visa will acquire good, marketable and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; (3) such holder’s participation in the Exchange Offer complied with the applicable laws of both the jurisdiction where such holder received the materials relating to the Exchange Offer and the jurisdiction from which the tender of the Class B-1 common stock is being made; and (4) if such holder is a non-U.S. person, such holder acknowledges that (a) Visa has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange Visa’s common stock in that country; (b) there may be restrictions that apply in other countries, including with respect to transactions in Visa’s common stock in such holder’s home country; (c) if such holder is located outside the United States, its ability to tender Class B-1 common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such holder’s home country that would permit it to participate in the Exchange Offer without the need for Visa to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; (d) such holder’s participation in the Exchange Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which it is a resident or from which it is tendering shares of Class B-1 common stock and in a manner that will not require Visa to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and (e) Visa will rely on the representations concerning the legality of such holder’s participation in the Exchange Offer in determining whether to accept any shares of Class B-1 common stock that it tenders for exchange.

If the Letter of Transmittal, the Makewhole Agreement, or any other required documents are physically delivered to the Exchange Agent, the method of delivery is at the holder’s election and risk, and holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. Holders should not send the Letter of Transmittal to Visa.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and identify the beneficial owner of the Class B-1 common stock for whom they are signing. Unless Visa waives this requirement, they should also submit evidence satisfactory to Visa of their authority to deliver the Letter of Transmittal.

In the event the registered holder of the shares of Class B-1 common stock being tendered in the Exchange Offer is different than the beneficial owner of such shares (e.g., because the registered holder is a securities intermediary holding the shares in its name on behalf of the beneficial owner), the registered holder must identify the beneficial owner of such shares in the Letter of Transmittal. The beneficial owner of the shares of Class B-1 common stock tendered in the Exchange Offer must execute and deliver the Makewhole Agreement, including the officer’s certificates appended thereto, as the “Holder” party thereto, together with such beneficial owner’s Parent Guarantors.

Visa will determine in its sole and absolute discretion all questions as to the validity, form and eligibility, including time of receipt, acceptance and withdrawal of tendered shares of Class B-1 common stock. Visa’s determination will be final and binding. Visa reserves the absolute right to reject any shares of Class B-1 common stock not properly tendered or any shares of Class B-1 common stock the acceptance of which would, in the opinion of Visa’s counsel, be unlawful. Visa also reserves the right to waive any defects, irregularities or conditions of tender as to particular shares of Class B-1 common stock, subject to the terms and conditions of the Exchange Offer set forth in the Certificate of Incorporation. Visa’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of shares of Class B-1 common stock must be cured within the time that Visa determines. Although Visa may notify holders of defects or irregularities with respect to tenders of shares of Class B-1 common stock, neither Visa, the Exchange Agent nor any other person will incur any liability for failure to give notification. Tenders of shares of Class B-1 common stock will not be deemed made until those defects or irregularities have been cured or waived. Any shares of Class B-1 common stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

The acceptance by Visa of Class B-1 common stock from a participating Class B-1 stockholder and entering into a Makewhole Agreement does not constitute a waiver of the Company’s right to seek assurances that the Makewhole Agreement was in fact properly completed and that the representations and warranties made by the participating Class B-1 stockholder and its Parent Guarantors therein are true and correct. Visa may contact a participating Class B-1 stockholder after completion of the Exchange Offer to request documentation or other evidence reasonably satisfactory to Visa in order to verify that the Makewhole Agreement has been properly completed and that the representations and warranties made by the participating Class B-1 stockholder and its Parent Guarantors therein are true and correct. In the Letter of Transmittal, the participating Class B-1 stockholder will agree to promptly respond to any such request with the requested evidence and will consent to the entry of stop-transfer instructions with respect to the Class B-2 common stock and Class C common stock issued as Exchange Consideration in the event Visa determines in its discretion that such Class B-1 stockholder has failed to do so.

Holders will receive copies of this prospectus, the Letter of Transmittal and the form of Makewhole Agreement, including the form of officer’s certificates, from the Exchange Agent. A holder may obtain additional copies of the Letter of Transmittal and the Makewhole Agreement from the Exchange Agent through the Exchange Agent’s online portal at      or by contacting the Exchange Agent. See “Exchange Agent and Information Agent.”

Withdrawal Rights

You may withdraw your tender of shares of Class B-1 common stock at any time before the Expiration Date. In addition, if not previously accepted, you may withdraw shares of Class B-1 common stock that you tender that are not accepted by Visa for exchange after expiration of 40 business days from commencement of the Exchange Offer.

Any notice of withdrawal must:

•	specify the name of the person that tendered the shares of Class B-1 common stock to be withdrawn;

•	identify the shares of Class B-1 common stock to be withdrawn;

•	specify the number of shares of Class B-1 common stock to be withdrawn;

•	include a statement that the holder is withdrawing its election to have such shares of Class B-1 common stock exchanged; and

•	be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the shares of Class B-1 common stock were tendered.

Any shares of Class B-1 common stock withdrawn will not have been properly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn shares of Class B-1 common stock may be re-tendered by following one of the procedures described under “—Procedures for Tendering Class B-1 Common Stock” above at any time on or before the applicable Expiration Date.

Acceptance of Class B-1 Common Stock for Exchange; Delivery of Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Visa will promptly accept the shares of Class B-1 common stock properly tendered that have not been validly withdrawn pursuant to the Exchange Offer and will pay the Exchange Consideration in exchange for such shares of Class B-1 common stock promptly after acceptance. See “—Conditions of the Exchange Offer” below. For purposes of the Exchange Offer, Visa will be deemed to have accepted properly tendered shares of Class B-1 common stock for exchange when Visa gives notice of acceptance to the Exchange Agent.

In all cases, Visa will only accept shares of Class B-1 common stock for exchange pursuant to the Exchange Offer after the Exchange Agent timely receives executed copies of the Letter of Transmittal and Makewhole Agreement, including the officer’s certificates appended thereto.

Visa will not be liable for any interest as a result of a delay by the Exchange Agent in distributing the Exchange Consideration in the Exchange Offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer to the contrary, the Exchange Offer is subject to the following conditions that Visa may not waive:

•

the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to Visa’s knowledge, be contemplated or threatened by the SEC; and

•

with respect to each participating Class B-1 stockholder, the execution and delivery of a Makewhole Agreement by such stockholder and its Parent Guarantors. Each Class B-1 stockholder and each of its Parent Guarantors must also execute and deliver the officer’s certificate that is appended to the Makewhole Agreement. See “Makewhole Agreement.”

In addition, Visa will not be required to accept for exchange, or to pay the Exchange Consideration in exchange for, any shares of Class B-1 common stock and may terminate or amend the Exchange Offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the Exchange Agent, followed by a timely press release, at any time before accepting any of the shares of Class B-1 common stock for exchange, if, in Visa’s reasonable judgment:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in Visa’s reasonable judgment, materially adverse to Visa’s business, operations, properties, condition, assets, liabilities or prospects, or that would or might, in Visa’s reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated purpose (as set forth under “—Reasons for the Exchange Offer”) of the Exchange Offer;

•

any order, statute, rule, regulation, supervisory guidance, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in Visa’s reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated purpose of the Exchange Offer (including without limitation the issuance of supervisory guidance by a financial regulatory authority calling into question the ability of Class B-1 stockholders to enter into or perform their obligations under Makewhole Agreements), or that is, or is reasonably likely to be, materially adverse to Visa’s business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to Visa’s business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of Visa’s common stock in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in Visa’s reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

Subject to the terms and conditions of the Exchange Offer set forth in the Certificate of Incorporation, Visa expressly reserves the right to amend or terminate the Exchange Offer and to reject for exchange any shares of Class B-1 common stock not previously accepted for exchange upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, Visa expressly reserves the right, at any time or at various times, to waive any of the conditions the Exchange Offer, in whole or in part, except as to the requirement that the registration statement be declared effective by the SEC and the delivery of an executed Makewhole Agreement, including the officer’s certificates appended thereto, by each participating Class B-1 stockholder and its Parent Guarantors, which conditions Visa cannot waive. Visa will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, nonacceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for Visa’s sole benefit and Visa may assert them or, to the extent permissible under the Certificate of Incorporation, waive them in whole or in part in its sole and absolute discretion. If Visa fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Visa may assert at any time or at various times with respect to the Exchange Offer on or prior to the expiration of the Exchange Offer.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum number of shares of Class B-1 common stock tendered for exchange.

Fees and Expenses

Visa will bear the fees and expenses it incurs in connection with the Exchange Offer—tendering holders of Class B-1 common stock will not be required to pay any of Visa’s expenses of the Exchange Offer, including the fees of the Exchange Agent and the Information Agent. Visa will also reimburse the Exchange Agent and the Information Agent for reasonable out-of-pocket expenses, and Visa will indemnify each of the Exchange Agent and the Information Agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

Each participating Class B-1 stockholder will be responsible for the fees and expenses it incurs in connection with the Exchange Offer. In addition, participating holders who, following the Exchange Offer, wish to sell their shares of Class C common stock received as part of the Exchange Consideration may be required to pay brokerage commissions or fees in connection with such sales or transfers.

Settlement

As soon as practicable after the Expiration Date, the holders of any tendered shares of Class B-1 common stock that the Company has not accepted for exchange, whether for improper tender procedure or otherwise, will be notified.

If any tendered shares of Class B-1 common stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, such unexchanged shares of Class B-1 common stock will be returned to the tendering holder promptly following the Expiration Date.

Distribution of the Exchange Consideration for the shares of Class B-1 common stock validly tendered and accepted for exchange will be made promptly following the Expiration Date. Under no circumstances will interest be paid by Visa or the Exchange Agent by reason of any delay in making such exchange.

The Exchange Offer Program

The Certificate of Incorporation authorizes Visa to conduct this Exchange Offer and up to three successive exchange offers that, in each case, would have the effect of releasing the transfer restrictions on up to half of the applicable Class B common stock issued in a previous exchange offer. In exchange for the tendered Class B common stock, Visa would issue (x) shares of a successive class of Class B common stock (for example, in the first successive exchange offer, Class B-3 common stock would be issued in exchange for Class B-2 common stock) in an amount equivalent to half of the Class B common stock tendered in exchange and (y) shares of Class C common stock in an amount equivalent to half of the value of the Class B common stock tendered in exchange.

Each successive class of Class B common stock would be subject to the same transfer and convertibility restrictions as the Class B-1 common stock that is currently outstanding, although future downward conversion rate adjustments to each new class of Class B common stock would be accelerated to occur at twice the rate as that applicable to the Class B common stock tendered in exchange. Visa would be authorized to conduct a successive exchange offer after one year has passed since the initial exchange offer for the next preceding class of Class B common stock if the estimated interchange reimbursement fees at issue in unresolved claims for damages in the U.S. covered litigation have been reduced by 50% or more since the consummation of the prior exchange offer (or in the case of the first successive exchange offer, since October 1, 2023), as determined by Visa. (For example, after Visa conducts an exchange offer directed to holders of Class B-1 common stock in which these holders are offered the opportunity to receive Class B-2 common stock, Visa would not thereafter offer the holders of Class B-2 common stock the opportunity to exchange for Class B-3 common stock unless at least one year had elapsed from this Exchange Offer and the estimated interchange reimbursement fees at issue in unresolved claims for damages in the U.S. covered litigation had been reduced by 50% or more.) Subject to these conditions, Visa would retain sole and absolute discretion whether and when to conduct any successive exchange offer.

Under the Exchange Offer Program authorized by the Certificate of Incorporation, Visa is also authorized, but under no obligation, to conduct additional exchange offers for Class B-1 common stock. In the event Visa conducts an additional Class B-1 exchange offer, the exchange consideration would be calculated using the same formula used in this Exchange Offer. For each share of Class B-1 common stock properly tendered (and not withdrawn) and accepted by Visa for exchange in any additional Class B-1 exchange offer, Visa would issue (1) one half of a newly issued share of Class B-2 common stock, (2) newly issued shares of Class C common stock in an amount equivalent to one half of a share of Class B-1 common stock, with such equivalence based on the respective amounts of Class A common stock into which Class B-1 common stock and Class C common stock would be convertible as of the expiration date of the applicable additional Class B-1 exchange offer, and (3) where applicable, cash in lieu of fractional shares. In particular, the number of Class B-2 common shares to be received as part of the exchange consideration in any additional Class B-1 exchange offer is fixed (i.e., one share of Class B-2 common stock will be issued for each two shares of Class B-1 common stock validly tendered) and not calculated on as-converted basis. Consequently, if Visa makes a deposit into the U.S. covered litigation escrow account following the consummation of this Exchange Offer but prior to the consummation of any additional Class B-1 exchange offer, then the Applicable Conversion Rate for the Class B-2 common stock at the time of the additional Class B-1 exchange offer would be lower than the Applicable Conversion Rate for the Class B-1 common stock tendered, as adjustments to the Applicable Conversion Rate for the Class B-2 common stock following this Exchange Offer will be accelerated to occur at twice the rate as that applicable to the Class B-1 common stock. As a result, the number of Class B-2 common stock issued in the additional Class B-1 exchange offer would be less than one-half of the as-converted value of the tendered Class B-1 common stock.

For the avoidance of doubt, Visa will not conduct any exchange offers for any class of Class B common stock when the Applicable Conversion Rate for such class of Class  B common stock is equal to or less than zero.

Future Purchases

Following completion of the Exchange Offer, Visa may repurchase shares of Class B-1 common stock that remain outstanding in the open market, through redemptions, privately negotiated transactions, tender offers or otherwise. Future purchases of shares of Class B-1 common stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rule 13e-4 generally prohibits Visa and its affiliates from purchasing any shares of Class B-1 common stock, Class B-2 common stock and Class C common stock, other than pursuant to the Exchange Offer, until 10 business days after the Expiration Date. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of Visa’s business.

No Appraisal Rights

Holders of Class B-1 common stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. Visa will not independently provide such a right.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, Visa will file with the SEC a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under “Where You Can Find More Information; Incorporation of Certain Information by Reference.”

“Blue Sky” Compliance

Visa is making the Exchange Offer to eligible holders only. Visa is not aware of any jurisdiction within the U.S. in which the making of this Exchange Offer is not in compliance with applicable law. If Visa becomes aware of any jurisdiction within the U.S. in which the making of this Exchange Offer would not be in compliance with applicable law, Visa will make a good faith effort to comply with any such law. If, after such good faith effort, Visa cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Class B-1 common stock be accepted from or on behalf of, the holders of Class B-1 common stock residing in such jurisdiction.

Accounting Treatment

For each share of Class B-1 common stock accepted for exchange, Visa will eliminate the par value associated with such share on Visa’s balance sheet and replace it with the common stock par value and additional paid-in capital that in the aggregate correspond to the number of shares of Class B-2 common stock and Class C common stock issued as the Exchange Consideration.

Visa will also recognize a general and administrative expense for the direct fees and expenses related to the Exchange Offer, other than with respect to certain legal and other professional fees related to the Exchange Offer, which will be recognized as professional fees.

MAKEWHOLE AGREEMENT

The following summary of the Makewhole Agreement is qualified in its entirety by the terms of the Makewhole Agreement, the form of which is filed as Exhibit 99.2 to the registration statement of which this prospectus forms a part and is incorporated herein by reference. All calculations and figures presented below are presented for illustrative purposes only and do not purport to represent any amounts payable or receivable under the Makewhole Agreements. Figures appearing in the following examples have been rounded for ease of analysis.

Payments under the Makewhole Agreement

As a condition to participating in the Exchange Offer, each Class B-1 stockholder and its Parent Guarantors must enter into a Makewhole Agreement pursuant to which such stockholder and its Parent Guarantors will agree to reimburse Visa in cash for future obligations related to the U.S. covered litigation. Payment obligations under the Makewhole Agreement will arise with respect to any future deposits made to the U.S. covered litigation escrow account or sale of any Loss Shares (as defined in the Certificate of Incorporation) that results in a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock at any time when the as-converted value of the Class B-2 common stock has been exhausted (i.e., the Applicable Conversion Rate for the Class B-2 common stock is equal to or less than zero). Such makewhole payment would be in an amount equivalent to the loss in value such stockholder would have borne through the downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock had it not tendered such shares in the Exchange Offer. No additional payment obligations under the Makewhole Agreement will arise after the Applicable Conversion Rate for the Class B-1 common stock reaches zero.

For each share of Class B-2 common stock issued in the Exchange Offer, the makewhole payment obligation is calculated as two times the amount of the decrease in the number of shares of Class A common stock resulting from the adjustment to the Applicable Conversion Rate for the Class B-1 common stock multiplied by (x) in the case of a deposit to the U.S. covered litigation escrow account, the Loss Funds Cost Per Share (as defined in the Certificate of Incorporation) or (y) in the case of a sale of Loss Shares, the net proceeds from such sale divided by the number of such Loss Shares issued and sold. See “Description of Capital Stock—Conversion—Class B Common Stock” for information about the calculation of Loss Funds Cost Per Share. Because calculations under the Makewhole Agreement are based on the Applicable Conversion Rate for the Class B-1 common stock, the Makewhole Agreement assumes that at least one share of Class B-1 common stock remains outstanding for the purpose of the calculation following the Exchange Offer, even in the event the Exchange Offer is fully subscribed and all shares of Class B-1 common stock are in fact accepted for exchange. Consequently, the calculation of makewhole payment obligations with respect to a share of Class B-2 common stock is not affected by the level of participation in the Exchange Offer.

Assume that a holder validly tenders 100,000 shares of Class B-1 common stock in the Exchange Offer. Such tendering holder will receive 50,000 shares of Class B-2 common stock as a component of the Exchange Consideration. See “The Exchange Offer—Terms of the Exchange Offer.”

The following table illustrates the impact that a series of deposits into the U.S. covered litigation escrow account has on the Applicable Conversion Rates for the Class B-1 common stock and Class B-2 common stock. With each deposit, each designated as “Loss Funds” under the Certificate of Incorporation, the Applicable Conversion Rates for the Class B-1 common stock and Class B-2 common stock will decrease. To determine the change in the Applicable Conversion Rate for the Class B-1 common stock, the amount of the deposit is first divided by the Loss Funds Cost Per Share. This amount, which is referred to in the Certificate of Incorporation as the Loss Funds Share Equivalent, represents the aggregate reduction in the number of Class A common stock into which Class B-1 common stock converts. The Loss Funds Share Equivalent is then divided by the number of shares of Class B-1 common stock outstanding prior to the Exchange Offer to calculate the downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock. The downward adjustment to the Class B-1 Applicable Conversion Rate is multiplied by two to determine the adjustment to the Applicable Conversion Rate for the Class B-2 common stock.

Immediately following the completion of the Exchange Offer, the Applicable Conversion Rates for the Class B-1 common stock and Class B-2 common stock will be the same. The Applicable Conversion Rates will diverge only after a future deposit is made into the U.S. covered litigation escrow account.

	Deposit	Loss Funds Cost Per Share	Class B-1 Applicable Conversion Rate	Class B-2 Applicable Conversion Rate
	Prior to any Deposit:		1.5875	1.5875
(1)	$5,000,000,000	$240.00	1.5026	1.4178
(2)	$5,000,000,000	$235.00	1.4160	1.2445
(3)	$7,000,000,000	$240.00	1.2972	1.0069
(4)	$5,000,000,000	$242.50	1.2132	0.8389
(5)	$5,000,000,000	$240.00	1.1283	0.6692
(6)	$4,500,000,000	$237.50	1.0512	0.5148
(7)	$6,500,000,000	$260.00	0.9493	0.3112
(8)	$3,500,000,000	$230.00	0.8874	0.1872
(9)	$4,500,000,000	$228.00	0.8070	0.0264
(10)	$4,000,000,000	$240.00	0.7391	-0.1093

A makewhole payment obligation is triggered as a result of the final deposit causing (i) the Applicable Conversion Rate for the Class B-1 common stock to remain equal to or greater than zero and (ii) the Applicable Conversion Rate for the Class B-2 common stock to decrease below zero. For each share of Class B-2 common stock issued to a holder in the Exchange Offer, the holder will be required to make a makewhole payment equal to two times the amount of the decrease in the number of shares of Class A common stock resulting from the adjustment to the Applicable Conversion Rate for the Class B-1 common stock (which, in this example, also equals the decrease, from zero, in the Applicable Conversion Rate for the Class B-2 common stock, or 0.1093) multiplied by the Loss Funds Cost Per Share ($240). In this example, the holder would be required to make a $1,311,600 makewhole payment with respect to the 50,000 shares of Class B-2 common stock it received in the Exchange Offer (0.1093 x $240 x 50,000 shares of Class B-2 common stock).

Additional deposits to the U.S. covered litigation escrow account or the sale of Loss Shares would trigger further reductions in the Applicable Conversion Rate for the Class B-2 common stock and would therefore result in additional makewhole payment obligations.

Payments under the Makewhole Agreement must be tendered within 30 days after delivery of a written demand for payment from Visa.

The Makewhole Agreement does not impose a dollar cap on potential payment obligations. Payments under the Makewhole Agreement are designed to equal the decline in value that a participating holder would have experienced from a downward adjustment to the Applicable Conversion Rate for the Class B-1 common stock had it not tendered such shares in the Exchange Offer. The value of Class B-1 common stock fluctuates based on the Applicable Conversion Rate and the market price of Class A common stock. Because there is no cap on the value of Class A common stock, as long as the Applicable Conversion Rate for the Class B-1 common stock is greater than zero, there is no cap on the value of Class B-1 common stock. Therefore, until all U.S. covered litigation obligations have been satisfied or until the Applicable Conversion Rate for the Class B-1 common stock reaches zero, there is no dollar cap on the amount of payments that a participating holder and its Parent Guarantors may be obligated to make under its Makewhole Agreement.

Repayment in Respect of Excess Makewhole Payments

Upon the Escrow Termination Date, any funds that remain within the U.S. covered litigation escrow account will be credited to the outstanding Class B-1 common stock and Class B-2 common stock through positive adjustments to the Applicable Conversion Rates. This positive adjustment for the Applicable Conversion Rate for the Class B-1 common stock is calculated by dividing the excess amounts within the U.S. covered litigation escrow account by the volume-weighted average price per share of Class A common stock during the ninety (90) trading day period ending on the third trading day immediately preceding the Escrow Termination Date (the “Price Per Share”). The corresponding positive adjustment to the Applicable Conversion Rate for the Class B-2 common stock is two times the positive adjustment to the Applicable Conversion Rate for the Class B-1 common stock. Following this adjustment, the Applicable Conversion Rate for the Class B-2 common stock may remain equal to or less than zero. See “Description of Capital Stock—Conversion.”

In the event (i) makewhole payments were paid prior to Escrow Termination Date and (ii) at or following the Escrow Termination Date, the Applicable Conversion Rate for the Class B-1 common stock is equal to or greater than zero and increased as a result of the positive adjustment to the Applicable Conversion Rate for the Class B-1 common stock described in the preceding paragraph, Class B-2 stockholders will be entitled to a cash repayment in respect of their prior makewhole payments.

The amount of this repayment is calculated as two (2), multiplied by:

•	the number of shares Class B-2 common stock a holder received in the Exchange Offer; multiplied by

•

the increase in the number of shares (or fractions of a share) of Class A common stock resulting from the positive adjustment to the Applicable Conversion Rate for the Class B-1 common stock described above that was necessary to cause the Applicable Conversion Rate for the Class B-2 common stock to equal zero; multiplied by

•	the Price Per Share used to calculate the positive adjustments to the Applicable Conversion Rates described above.

Continuing the example discussed above in “—Payments under the Makewhole Agreement,” assume that $10.0 billion of funds are in the U.S. covered litigation escrow account on the Escrow Termination Date.

The upward adjustment to the Applicable Conversion Rate for the Class B-1 common stock is calculated as follows:

•	The $10.0 billion of remaining funds is divided by the Price Per Share, which for purposes of this example will be assumed to be $240

•	$10,000,000,000 / $240 = 41,666,667.

•

This figure is then divided by the number of shares of Class B-1 common stock outstanding before the Exchange Offer to calculate the positive adjustment to the Applicable Conversion Rate for the Class B-1 common stock

•	41,666,667 / 245,513,385 = 0.1697.

•	The positive adjustment to the Applicable Conversion Rate for the Class B-2 common stock is double the adjustment to the Applicable Conversion Rate for the Class B-1 common stock, or 0.3394.

•

Applying this positive adjustment to the Applicable Conversion Rate for the Class B-2 common stock in effect of -0.1093 results in a final Applicable Conversion Rate for the Class B-2 common stock of 0.2301.

Because (i) makewhole payments were made prior to the Escrow Termination Date and (ii) at or following the Escrow Termination Date, the Applicable Conversion Rate for the Class B-1 common stock is greater than zero and increased as a result of the positive adjustment described in the preceding paragraph, the Class B-2 stockholders are entitled to receive a repayment in respect of their prior makewhole payments.

The holder who received 50,000 shares of Class B-2 common stock in the Exchange Offer would be entitled to a repayment of $1,316,400, which equals two (2), multiplied by the 50,000 shares of Class B-2 common stock the holder received in the Exchange Offer, multiplied by 0.0548 (the increase in the number of shares of Class A common stock resulting from the positive adjustment to the Applicable Conversion Rate for the Class B-1 common stock that was necessary to cause the Applicable Conversion Rate for the Class B-2 common stock to equal zero), multiplied by the Price Per Share of $240.

Visa will be obligated under the Makewhole Agreements to make payments within 120 days of the Escrow Termination Date.

Treatment of Multiple Makewhole Agreements

A Class B-1 stockholder who participates in the Exchange Offer and any successive exchange offer would be party to multiple Makewhole Agreements, each corresponding to the respective class of Class B common stock issued in the applicable exchange offer. However, a holder who is party to Makewhole Agreements with respect to more than one class of Class B common stock would only be obligated to reimburse Visa under a Makewhole Agreement that corresponds to one class of Class B common stock at any given time. So long as the Applicable Conversion Rate for the class of Class B common stock tendered in an exchange offer is greater than or equal to zero, payment obligations would only arise under the Makewhole Agreement for the corresponding class of Class B common stock issued in that exchange offer. For example, if a holder is party to a Makewhole Agreement with respect to the Class B-2 common stock (a “Class B-2 Makewhole Agreement”) it received in the Exchange Offer and a Makewhole Agreement with respect to the Class B-3 common stock (a “Class B-3 Makewhole Agreement”) it received in the first successive exchange offer, the holder would be obligated to make payments to Visa under the Class B-3 Makewhole Agreement until such time as the Applicable Conversion Rate for the Class B-2 common stock reaches zero. Once the Applicable Conversion Rate of the Class B-2 common stock reaches zero, no further payment obligations would arise under the Class B-3 Makewhole Agreement. Any future makewhole payment obligations would only arise under the Class B-2 Makewhole Agreement. The obligation to reimburse Visa under the Class B-2 Makewhole Agreement would continue in this manner until the Applicable Conversion Rate for the Class B-1 common stock reaches zero.

Upon the Escrow Termination Date, any funds that remain in the U.S. covered litigation escrow account will be credited to the outstanding classes of Class B common stock through positive adjustments to the Applicable Conversion Rates, as described in “—Repayment of Excess Makewhole Payments.” Repayments by Visa of any makewhole payments would be performed on a last-in, first-out basis, such that repayments would be made in respect of makewhole payments made under the Class B-2 Makewhole Agreements before any repayments are made in respect of makewhole payments made under the Class B-3 Makewhole Agreements.

Parent Guarantors

Each participating holder’s obligations under the Makewhole Agreements will be unconditionally guaranteed by certain current and future parent entities of the participating holder. These guarantors are referred to as the “Parent Guarantors.” The Parent Guarantors will unconditionally guarantee on a joint and several basis with each other Parent Guarantor (the “Guarantee”) the full and punctual payment of each payment obligation of the participating holder (each, a “Guaranteed Obligation”).

If the participating holder is, or is a direct or indirect subsidiary of, a Bank (as defined below) (other than an Excluded Subsidiary Bank (as defined below)), each beneficial owner of more than fifty percent (50%) of the participating holder’s or any Parent Guarantor’s equity interest, other than any beneficial owner that is a Holding Company (as defined below) or a direct or indirect subsidiary of such Holding Company that itself is not a Bank or a direct or indirect subsidiary of a Bank, shall be required to execute the Makewhole Agreement as a Parent Guarantor.

If the participating holder is, or is a direct or indirect subsidiary of, a Holding Company or an Excluded Bank Subsidiary but is not a Bank or a direct or indirect subsidiary of a Bank, the ultimate Holding Company parent of the participating holder shall be required to execute the Makewhole Agreement as a Parent Guarantor.

If the participating holder is not described in the immediately preceding two paragraphs, then each beneficial owner of more than fifty percent (50%) of the participating holder’s or any Parent Guarantor’s equity interest shall be required to execute the Makewhole Agreement as a Parent Guarantor. Depending on the participating holder’s structure and beneficial ownership, natural persons could be Parent Guarantors as well.

For purposes of the three preceding paragraphs, the terms:

•

“Bank” means, collectively, a “member bank” (as defined in, and interpreted in accordance with, 12 C.F.R. § 223.3(w)), a “nonmember insured bank” (as interpreted under 12 U.S.C. § 1828(j)) and a “savings association” (as interpreted under 12 U.S.C. § 1468(a));

•	“Excluded Bank Subsidiary” means the entities excluded from the definition of “Subsidiary” at 12 C.F.R. § 223.2(b)(1)(ii)-(v); and

•	“Holding Company” means any company other than a Bank or a subsidiary of a Bank that “controls” (as defined in, and interpreted in accordance with, 12 C.F.R. § 223.3(g)) a Bank.

If any Guaranteed Obligation is not paid promptly when due, Visa will be authorized, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by Visa to or for the credit or the account of any Parent Guarantor against the obligations of such Parent Guarantor under its Guarantee. Visa will also have the right to cause the Transfer Agent to impose stop transfer instructions with respect to the participating holder’s common stock. The rights of Visa described in this paragraph are in addition to all other rights and remedies (including other rights of set-off) that Visa may have.

If in the future any other person shall become a beneficial owner of more than 50% of the holder’s or any Parent Guarantor’s equity interest and such person would qualify as a Parent Guarantor pursuant to the criteria set forth above, the holder and each Parent Guarantor will promptly cause such person to execute a counterpart to the Makewhole Agreement as an additional Parent Guarantor.

Applicability of Visa USA By-Laws and Loss Sharing Agreement

Pursuant to the terms of the Makewhole Agreement, in the event a participating holder or any of its Affiliates (as such term is defined in the Certificate of Incorporation) is or was a member of Visa U.S.A. Inc. (“Visa USA”) immediately prior to October 3, 2007, or at any time thereafter, the participating holder and each of its Parent Guarantors must confirm that it and any Affiliate, as applicable, remain bound by Section 2.05(j) of the By-Laws of Visa USA (as amended or restated in accordance with the terms thereof, the “Visa USA By-Laws”). In addition, the participating holder and each of its Parent Guarantors must agree that in any action or proceeding brought against it or any Affiliate pursuant to Section 2.05(j) of the Visa USA By-Laws, it and any such Affiliate will not contest the legality, validity, binding nature or enforceability of Section 2.05(j) of the Visa USA By-laws against it or such Affiliate. Further, to the extent that a participating holder, Parent Guarantor or Affiliate is party to the Loss Sharing Agreement, the participating holder and each of its Parent Guarantors must acknowledge and agree that payments under the Loss Sharing Agreement become payable upon the Applicable Conversion Rate for the Class B-1 common stock becoming equal to zero in accordance with Section 3(b)(iii) thereof.

Transfer Restrictions

The Makewhole Agreement will provide for the staged transfer of the Class C common stock that participating holders receive as part of the Exchange Consideration. A participating holder may only transfer up to one-third of such Class C common stock it receives within the first forty-five (45) days after the Exchange Offer acceptance date and only up to two-thirds of the Class C common stock it receives within the first ninety (90) days after the Exchange Offer acceptance date. In addition, except for transfers of Class C common stock pursuant to the preceding sentence and certain other exceptions enumerated in the Makewhole Agreement, each participating holder may not for a period of 90 days from the Exchange Offer acceptance date (A) sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise directly or indirectly transfer or dispose of any shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock, or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or any such other securities, whether any such transaction described in clause (A) or (B) is to be settled by delivery of common stock or such other securities, in cash or otherwise.

For a description of additional transfer restrictions applicable to the Class  B-2 common stock, see “Description of Capital Stock—Transfer Restrictions.”

Assignability and Successors

The obligations under the Makewhole Agreement are not transferable in connection with a transfer of Class B-2 common stock. Consequently, if a participating holder sells or otherwise transfers shares of Class B-2 common stock it received as part of the Exchange Consideration to a third party in compliance with the transfer restrictions under the Certificate of Incorporation, the holder and its Parent Guarantors will remain party to the Makewhole Agreement and will remain obligated to fund makewhole payments pursuant to its terms with respect to all of the shares of Class B-2 common stock it originally received as part of the Exchange Consideration.

Pursuant to the terms of the Makewhole Agreement, the participating holder and each of its Parent Guarantors will be required to cause any of its successor entities that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of the business or assets of such party to assume on a joint and several basis with such party its obligations under the Makewhole Agreement pursuant to a written agreement in form and substance reasonably satisfactory to Visa.

Registered Holders Who Are Not Beneficial Owners

In the event the registered holder of the shares of Class B-1 common stock being tendered in the Exchange Offer is different than the beneficial owner of such shares (e.g., because the registered holder is a securities intermediary holding the shares in its name on behalf of the beneficial owner), the registered holder must identify the beneficial owner of such shares in the Letter of Transmittal. The beneficial owner of the shares of Class B-1 common stock tendered in the Exchange Offer must execute and deliver the Makewhole Agreement, including the officer’s certificates appended thereto, as the “Holder” party thereto, together with such beneficial owner’s Parent Guarantors.

DESCRIPTION OF CAPITAL STOCK

The following summary describes Visa’s capital stock. This summary does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, Visa’s Certificate of Incorporation, and Visa’s amended and restated bylaws (the “Bylaws”). The Certificate of Incorporation has been filed as Exhibit 3.1 to the registration statement of which this prospectus forms a part and is incorporated herein by reference. The Bylaws have been filed as Exhibit 3.2 to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

General

The Certificate of Incorporation authorizes Visa to issue up to 2,003,474,068,128 shares, consisting of: (i) 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), (ii) 2,001,622,245,209 shares of Class A common stock, (iii) 499,488,516 shares of Class B-1 common stock, (iv) 122,756,693 shares of Class B-2 common stock, (v) 61,378,347 shares of Class B-3 common stock, par value $0.0001 per share (“Class B-3 common stock”), (vi) 30,689,174 shares of Class B-4 common stock, par value $0.0001 per share (“Class B-4 common stock”), (vii) 15,344,587 shares of Class B-5 common stock, par value $0.0001 per share (together with Class B-1 common stock, Class B-2 common stock, Class B-3 common stock and Class B-4 common stock, “Class B common stock”), and (viii) 1,097,165,602 shares of Class C common stock.

The number of authorized shares of the Preferred Stock, Class A common stock, Class B common stock or Class C common stock may be increased or decreased (but not below the number of shares of that class then outstanding) by the affirmative vote of the holders of a majority in voting power of Visa’s stock entitled to vote thereon (see “—Voting Rights”), and no vote or action by the holders of the Preferred Stock, Class A common stock, Class B common stock or Class C common stock, voting separately as a class, is required for any such increase or decrease.

Voting Rights

Each holder of Class A common stock has the right to cast one vote for each share of Class A common stock held of record by such holder on all matters on which Visa’s stockholders generally are entitled to vote.

Each holder of Class B common stock and each holder of Class C common stock has no right to vote on any matters on which stockholders generally are entitled to vote. However, in addition to any other vote required by law, for so long as any shares of Class B common stock or Class C common stock remain issued and outstanding:

•

the affirmative vote of the holders of a majority of the voting power of the Class B common stock and Class C common stock, voting together as a single class (in which vote the Class A common stock will not participate) separate from all other classes or series of Visa’s capital stock, on an “as-converted basis” as described in the following paragraph, is required for the approval of any consolidation, merger, combination or other transaction in which shares of Class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of Class B common stock and the shares of Class C common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or into which each share of Class A common stock is exchanged, converted or changed; and

•

the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series, voting together as a single class separate from all other classes or series of Visa’s capital stock, shall be required to authorize Visa to exit its core payments business (i.e., to no longer operate a consumer debit/credit payments business).

With respect to each matter upon which holders of each class of Class B common stock are entitled to vote pursuant to the Certificate of Incorporation, such holders shall vote together as a single class; provided, however, that the holders of each class of Class B common stock shall each vote as a separate class in connection with any amendment to, among others, the definition of “Applicable Conversion Rate,” provisions governing downward adjustments thereto or as otherwise required by applicable law.

For purposes of the above paragraphs, “as-converted basis” means, with respect to each share of Class B common stock or Class C common stock entitled to vote on any matter, a number of votes equal to the aggregate number of shares of Class A common stock into which each share of Class B common stock or Class C common stock owned by such holder would be converted, assuming the conversion at the Applicable Conversion Rate in effect on the record date for such vote.

Conversion

Class B Common Stock

In the event that any outstanding share of Class B common stock is transferred to a person other than a Visa member or an affiliate of a Visa member (each, as defined in the Certificate of Incorporation) on or after the Escrow Termination Date, such share will, automatically and without further action on Visa’s part or on the part of any holder of Class B common stock immediately prior to the transfer, be converted into shares of Class A common stock based upon the Applicable Conversion Rate in effect on the date of that transfer. However, in no event shall any share of Class B common stock be converted into any shares of Class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of Class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member.

No such conversion of Class B common stock shall be effected until the occurrence of the Escrow Termination Date and the expiration of all applicable restrictions on transfer of such shares described under “—Transfer Restrictions.”

The current Applicable Conversion Rate for the Class B-1 common stock is 1.5875 shares of Class A common stock (i.e., one share of Class B-1 common stock would, upon transfer, be converted into 1.5875 shares of Class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions. Immediately following the completion of the Exchange Offer, the Applicable Conversion Rates for the Class B-1 common stock and Class B-2 common stock will be the same. The Applicable Conversion Rates for the Class B-1 common stock and Class B-2 common stock will automatically be adjusted upon the issuance of any shares of Class A common stock which are designated as Loss Shares, the net proceeds of which are to be deposited in the U.S. covered litigation escrow account to satisfy any settlements or judgments in respect of the U.S. covered litigation and upon the deposit of funds designated as Loss Funds by the Board of Directors, into the U.S. covered litigation escrow account in accordance with the terms of the escrow agreement and the Certificate of Incorporation. The Applicable Conversion Rates will also be adjusted upon the final resolution of the U.S. covered litigation and the release of funds then remaining on deposit in the U.S. covered litigation escrow account. These adjustments will be made automatically, such that one share of Class B-1 common stock is convertible into a number of shares of Class A common stock determined based upon the following formulae. Adjustments to the Class B-2 common stock will adhere to the same formulae; provided, however, that each adjustment to the Applicable Conversion Rate for the Class B-2 common stock will be further adjusted so that such adjustment has double the impact compared to the impact such adjustment has on the Applicable Conversion Rate for the Class B-1 common stock.

•	A-B-D, until final resolution of the U.S. covered litigation; and

•	A-B-D+C, after final resolution of all of the U.S. covered litigation.

For purposes of these formulas:

“A” is equal to 0.7142888829.

“B” is a fraction:

•	the numerator of which is the number of Loss Shares that have been issued; and

•	the denominator of which is 245,513,385 (the “Class B Number”).

“C” is a fraction:

•

the numerator of which is the quotient obtained by dividing the aggregate portion of any funds disbursed to Visa from the U.S. covered litigation escrow account after the final resolution of the U.S. covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.04 or the volume-weighted average price per share of Class A common stock during the 90-trading-day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and

•	the denominator of which is the Class B Number.

“D” is a fraction:

•	the numerator of which is the sum of what Visa calls the loss funds share equivalents (described below) in respect of all deposits of loss funds into the U.S. covered litigation escrow account; and

•	the denominator of which is the Class B Number.

The loss funds share equivalent in respect of a deposit of loss funds into the U.S. covered litigation escrow account is the quotient obtained by dividing the amount of those deposited loss funds by an amount Visa calls the loss funds cost per share applicable to such deposit. The loss funds cost per share applicable to a deposit of loss funds into the U.S. covered litigation escrow account is the weighted average of each day’s volume-weighted average price per share (which Visa refers to as the “daily VWAP”) of Class A common stock over a period that begins on the date the Board of Directors approves the deposit of those loss funds (which Visa refers to as the “funding decision date”) and lasts for a certain number of trading days. That number of trading days that any such period lasts is equal to a quotient obtained by dividing:

•

another quotient, obtained by dividing the amount of those loss funds by the volume-weighted average of the daily VWAP of Class A common stock over the five trading days immediately preceding the funding decision date,

•

by 15% of the average daily trading volume of the Class A common stock over the four calendar weeks prior to the week of the funding decision date (or such other percentage as set by the Board of Directors and consented to by members of the litigation committee).

After the date on which all of the U.S. covered litigation has been finally resolved, any amounts remaining on deposit in the U.S. covered litigation escrow account with respect to the U.S. covered litigation will be released to Visa and the conversion rate applicable to any transfer of shares of Class B common stock will automatically be adjusted in favor of the holders of Class B common stock (i.e., such that a lesser number of shares of Class B common stock are required in order to convert into a single share of Class A common stock), to the extent of the aggregate amount released to Visa from the U.S. covered litigation escrow account, taking into account the weighted average trading price of

Class A common stock at such time, as described above; provided, however, that the above-mentioned adjustment shall have double the positive impact on each share of Class B-2 common stock compared to the impact on each share of Class B-1 common stock.

Class C Common Stock

In the event that any outstanding share of Class C common stock is transferred to a person other than a Visa member or an affiliate of a Visa member, such share will, automatically and without further action on Visa’s part or on the part of any holder of Class C common stock immediately prior to the transfer, be converted into shares of Class A common stock based upon the Applicable Conversion Rate in effect on the date of that transfer. However, in no event shall any share of Class C common stock be converted into any shares of Class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of Class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member.

Shares of Class C common stock so converted will cease to be outstanding and shall no longer be issuable by Visa. Shares of Class C common stock are convertible into shares of Class A common stock only in connection with a transfer described above, and no holder of any shares of Class C common stock has the right to convert, or to require Visa to convert, such shares into shares of Class A common stock at any time.

The conversion rate applicable to any transfer of shares of Class C common stock is 4 shares of Class A common stock (i.e., one share of Class C common stock will, upon transfer, be converted into four shares of Class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.

If any shares of Class A common stock are acquired by a Visa member or any person that is an operator, member or licensee of a general purpose payment card system that competes with us, or in each case any affiliate of such person, such shares will automatically be converted, at the inverse of the conversion rate applicable for shares of Class C common stock on the date of such conversion, into shares of Class C common stock. Such converted Class A common stock will cease to be outstanding and will no longer be issuable by Visa.

However, such automatic conversion will not apply with respect to any shares of Class A common stock acquired by a Visa member other than shares of Class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of Class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates.

Preemptive Rights

In general, no holders of any shares of Visa’s common stock will be entitled to preemptive rights to subscribe for any shares of any class or series of Visa’s capital stock, except as may be provided in any resolution or resolutions providing for the issuance of a series of stock adopted by the Board of Directors or any agreement between Visa and its stockholders. Visa has no current plans to grant preemptive rights by a resolution of the Board of Directors or through any agreement with its stockholders.

Fractional Shares

Visa will not issue any fractional shares of any class of common stock upon conversion of any shares of any other class of common stock into shares of such class. In lieu of fractional shares, Visa will pay cash equal to such fractional amount multiplied by the fair market value, as determined by or in accordance with procedures established by the Board of Directors, in good faith and in its sole and absolute discretion, per share of the applicable class of common stock into which such shares are being converted, at the conversion date.

Dividend and Distribution Rights

Subject to any limitations contained in the Delaware General Corporation Law, the Certificate of Incorporation and any rights of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends or distributions, dividends or distributions may be declared and paid on the common stock out of Visa’s assets that are by law available therefor at such times and in such amounts as the Board may determine. Other than with respect to certain dividends or distributions of Class A common stock, the holders of shares of Class A common stock, Class B common stock and Class C common stock are entitled to share ratably (on an as-converted basis as described below in the case of the holders of Class B common stock or Class C common stock) in dividends or distributions paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend or distribution is contemporaneously declared and paid (on an as-converted basis as described below in the case of the holders of Class B common stock or Class C common stock) on each other class and series of common stock. Dividends or distributions payable in shares of Class A common stock may be paid on the Class A common stock without also paying a corresponding dividend or distribution on each other class or series of common stock, subject to certain adjustments to the conversion rates applicable to the Class B and Class C common stock.

Liquidation Rights

Upon Visa’s voluntary or involuntary liquidation, dissolution or winding-up, holders of Visa’s common stock are entitled to share ratably on an as-converted basis in the net assets available for distribution to stockholders after the payment of Visa’s debts and other liabilities, subject to the prior rights of any issued Preferred Stock. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of Visa’s property or assets nor Visa’s consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of Visa’s business.

Mergers, Consolidation, Etc.

If Visa enters into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per-share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as-converted basis.

Use of the Term “As-Converted”

For purposes of the sections entitled “—Dividend and Distribution Rights,” “—Liquidation Rights” and “—Mergers, Consolidation, Etc.,” “as-converted” means that each holder of Class B common stock, or each holder of Class C common stock, other than with respect to any dividend or distribution payable in shares of Class A common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in a consolidation, merger, combination or other transaction, as the case may be, in each case based upon the number of shares of Class A common stock into which the shares of Class B common stock or Class C common stock, as applicable, beneficially owned by such holder would be converted, assuming the conversion of all outstanding shares of Class B common stock and Class C common stock into Class A common stock, based on the Applicable Conversion Rate then in effect, on the record date for such distribution or dividend, or immediately prior to such vote on such liquidation, dissolution or winding-up, or the consummation of such consolidation, merger, combination or other transaction, as applicable.

Transfer Restrictions

Shares of Class B common stock are not transferable until the Escrow Termination Date. The above described limitation on transfer is, however, subject to the following exceptions:

•	any transfer by Visa to the initial holders of any Class B common stock;

•	any transfer by Visa to any person or entity or by the holders thereof to Visa;

•	any transfer of any shares of Class B common stock to any other holder of Class B common stock or its affiliate;

•	any transfer of any shares of any Class B common stock to an affiliate of such holder;

•	any transfer of shares of common stock pursuant to the terms of the Loss Sharing Agreement;

•

any transfer of any shares of Class B common stock by any person that is a group member (as defined in the Bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member; provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;

•

any transfer by a holder of Class B common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;

•	any transfer by a holder of Class B common stock to any person that acquires from such holder all or substantially all of the Visa-branded payments products portfolio of such holder;

•

any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any non-equity member of Visa International with membership in Visa International that is sponsored by such principal non-equity member; and

•

any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any person that participates in the Visa payment system as an issuer and which person is sponsored by such non-equity member, by an associate member of Visa International sponsored by such non-equity member (if such non-equity member is a group member) or by a constituent member of such non-equity member.

Limitations on Change of Control

Below are summarized several provisions of the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law (the “DGCL”). These provisions could have the effect of delaying,

deferring or preventing a change in Visa’s control or deterring potential acquirers from making an offer to its stockholders. This could be the case even though a majority of Visa’s stockholders might benefit from such a change in control or offer. These descriptions are not complete and you should refer to the full text of the Certificate of Incorporation and the Bylaws, both of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the DGCL.

Board of Directors

The number of directors comprising the Board is fixed by an affirmative vote of a majority of directors; provided, however, that at least 58% of Visa’s directors must be independent.

Visa’s directors, except for those in uncontested elections and those appointed to fill vacancies or newly created seats, are elected by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. A majority of the votes cast is required in the case of uncontested elections. Vacancies and newly created seats on the Board of Directors may be filled only by the Board of Directors subject to the provisions of the Certificate of Incorporation. In addition, generally, a director may be removed, with or without cause, only by the affirmative vote of at least 80% in voting power of all the then outstanding shares of Visa’s stock entitled to vote for the election of directors voting together as a single class.

Visa’s use of plurality voting except in connection with uncontested elections of directors, the inability of stockholders to fill vacancies or newly created seats on the Board, the supermajority vote required for stockholders to remove a director, and the inability of stockholders to set the number of directors comprising the Board make it more difficult to change the composition of the Board of Directors. These provisions could have the effect of delaying, deferring or preventing a change in Visa’s control or deterring potential acquirers from making an offer to its stockholders.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be considered at a stockholders’ meeting. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to Visa’s corporate secretary prior to the meeting at which the matter is to be considered. Generally, to be timely, notice must be received at Visa’s principal executive offices not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting. The notice must contain certain information specified in the Bylaws.

Special Meetings of Stockholders

The Bylaws provide that special meetings of stockholders (i) may be called by the Board of Directors, the chairman of the Board (or, as the Certificate of Incorporation provides, the co-chairman, if any) or the chief executive officer and (ii) shall be called by the secretary upon written request of one or more stockholders of record who Own (as defined in the Bylaws) and who have Owned continuously for at least one year not less than 15% of the voting power of all outstanding shares of Class A common stock and who have complied in full with the requirements set forth in the Bylaws.

Stockholder Action by Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by Visa’s stockholders must be effected at a meeting of stockholders and may not be effected by consent.

Ownership Limitations

Unless otherwise approved in advance by the Board of Directors, no person may:

•	beneficially own more than 15% of the aggregate outstanding shares or voting power of the Class A common stock; or

•

beneficially own shares of Class A common stock and common stock other than the Class A common stock, which are referred to as “other common stock,” representing, together and on an as-converted basis, more than 15% of the Class A common stock outstanding, assuming the conversion of all other common stock then outstanding.

In addition, no person (or an affiliate, member or licensee of such person) that is an operator of any general payment card system that competes with Visa may beneficially own more than 5% of the aggregate outstanding shares of Class A common stock, assuming the conversion of all other common stock then outstanding.

If any transfer is purportedly effected which, if effected, would result in a violation of either of these limitations, the intended transferee will acquire no rights in respect of the shares in excess of the applicable limitation, and the purported transfer of such number of excess shares will be null and void as of the date of that purported transfer.

In addition, if the Board of Directors determines in good faith that a transfer or other event has purportedly taken place, that, if effected, would result in violation of the foregoing ownership limitations or that a person intends or attempted to acquire beneficial ownership of shares in violation of the ownership limitations, such shares of Class A common stock or other common stock will be redeemable for cash, property or other shares of Visa’s capital stock, as may be determined by the Board of Directors. Further, the Board of Directors may take such action it deems advisable to refuse to give effect or to prevent any transfer or other event that would result in violation of the foregoing ownership limitations, including redeeming the shares, refusing to give effect to such transfer on Visa’s books or instituting proceedings to enjoin such transfer or other event.

Notwithstanding the foregoing ownership limitations:

•	no Visa member will be deemed in violation of this ownership limitation as a result of the number of shares received in the reorganization;

•

no Visa Europe transferee will be deemed in violation of this limitation as a result of owning the number of shares of Class C common stock immediately after the first transfer of any shares of Class C common stock by Visa Europe to such initial Visa Europe transferee;

•	no Visa member will be deemed in violation of this limitation by virtue of a repurchase of common stock or other actions by Visa; and

•

any underwriter that participates in a public offering or as principal or initial purchaser in a placement of Visa’s Class A common stock or other voting stock (or securities convertible into or exchangeable for such securities) may beneficially own securities in excess of this ownership limitation but only to the extent necessary to facilitate such public offering or placement.

Amendment of the Certificate of Incorporation and Bylaws

In addition to certain class voting rights and any votes required by applicable law, the Certificate of Incorporation also requires (i) the approval of not less than a majority of the voting power of the holders of the shares of Class A common stock, Class B common stock and Class C common stock, each voting separately as a class (and together with no other class), to amend certain provisions of the Certificate of Incorporation if such amendment would adversely affect the powers, preferences and special rights of such class of common stock and (ii) the approval of not less than a majority of the voting power of the shares of the Class A common stock, Class B common stock and Class C common stock, voting together as a single class to amend certain provisions of the Certificate of Incorporation. These amendment requirements make it more difficult to alter the anti-takeover provisions of the Certificate of Incorporation. The Certificate of Incorporation and Bylaws also authorize the Board of Directors to amend the Bylaws at any time without stockholder action, except that any amendment by the Board of Directors of any provision of the Bylaws that was adopted by Visa’s stockholders will not become effective earlier than 365 days after the date on which the stockholders adopted such provision.

Preferred Stock

Since the Board of Directors may issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock, any designation of preferred stock and issuance of shares of preferred stock may delay or prevent a change of control.

Delaware Anti-Takeover Statute

Visa’s subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by the board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person that, together with his or her affiliates and associates, owns 15% or more of a company’s outstanding voting stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of the Exchange Offer. Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences of the receipt of shares of Class B-2 common stock and Class C common stock in exchange for Class B-1 common stock pursuant to the Exchange Offer, and the ownership and disposition of shares of Class B-2 common stock and Class C common stock received in the Exchange Offer. This discussion applies only to Class B-1 common stock, and, after the Exchange Offer is consummated, Class B-2 common stock and Class C common stock, held as capital assets and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that acquired Visa’s stock as compensation;

•	persons that hold Visa’s stock or other securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or

•	U.S. Holders whose functional currency is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state, territorial or local or non-U.S. taxation.

Visa has not and does not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the tax consequences described below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Class B-1 common stock, and, after the Exchange Offer is consummated, Class B-2 common stock and Class C common stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Class B-1 common stock, and, after the Exchange Offer is completed, Class B-2 common stock and Class C common stock that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of the sale or other disposition of Visa’s stock.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Class B-1 common stock or, after the Exchange Offer is completed, Class B-2 common stock and/or Class C common stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class B-1 common stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the sale or other disposition of Visa’s stock.

U.S. Holders

Exchange of Class B-1 Common Stock for Class B-2 Common Stock and Class C Common Stock

For those U.S. Holders of Class B-1 common stock participating in the Exchange Offer, such holder’s exchange of shares of Class B-1 common stock for shares of Class B-2 common stock and Class C common stock should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described under Section 1036 of the Code, and Visa intends to treat the exchange accordingly. Pursuant to the Makewhole Agreement, if a U.S. Holder participates in the Exchange Offer, such holder will generally be required to report consistently with such treatment for U.S. federal income tax purposes. Accordingly, (i) a U.S. Holder should not recognize any gain or loss on the exchange of Class B-1 common stock for shares of Class B-2 common stock and Class C common stock, (ii) such holder’s aggregate tax basis in the Class B-2 common stock and Class C Common stock received in the Exchange Offer should equal such holder’s aggregate tax basis in its Class B-1 common stock surrendered in the Exchange Offer (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Exchange Offer), and allocated between the Class B-2 common stock and Class C common stock received in the exchange based on the relative fair market values of such stock at the time of the exchange, and (iii) such holder’s holding period for the Class B-2 common stock and Class C common stock received in the Exchange Offer should include its holding period for the surrendered Class B-1 common stock. These rules generally apply separately to each block of Class B-1 common stock bought at a given time and price. U.S. Holders of Class B-1 common stock should consult their tax advisors as to the applicability of these rules to their particular circumstances if they hold blocks of Class B-1 common stock purchased at different times and/or prices. Any cash a U.S. Holder receives in lieu of a fractional share of Class B-2 common stock or Class C common stock pursuant to the Exchange Offer should generally result in capital gain or loss to such holder equal to the difference between the cash received and its tax basis in the fractional share. Any such capital gain or loss generally will be long-term capital gain or loss if such holder’s holding period for Class B-1 common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder or Non-U.S. Holder exchanges Class B-1 common stock for Class B-2 common stock and Class C common stock pursuant to the Exchange Offer, and if such holder holds five percent or more of Visa’s stock (by vote or value) prior to the exchange, or if such holder holds Class B-1 common stock and other Visa’s securities prior to the Exchange Offer with a tax basis of $1 million or more, such holder will be required to file with its U.S. federal income tax return for the year in which the Exchange Offer occurs a statement setting forth certain information relating to the Exchange Offer (including the fair market value, prior to the exchange, of the Class B-1 common stock transferred in the Exchange Offer and such holder’s tax basis, prior to the Exchange Offer, in Visa’s other stock or securities), and to maintain permanent records containing such information.

Treatment of Holders of Class B-1 Common Stock That Decide Not to Participate in the Exchange Offer

If a U.S. Holder decides not to participate in the Exchange Offer, such holder is not expected to experience any U.S. federal income tax consequences from the consummation of the Exchange Offer in respect of the Class B-1 common stock that such holder retains.

Treatments of Payments under the Makewhole Agreement, Loss Sharing Agreement and Visa USA By-Laws

Holders of Class B-1 stock who participate in the Exchange Offer will be required to become a party to a Makewhole Agreement, as described elsewhere in this prospectus. If a U.S. Holder participating in the Exchange Offer is required to make any payments to Visa pursuant to the Makewhole Agreement, or under the Loss Sharing Agreement or the Visa USA By-Laws, the Makewhole Agreement requires such U.S. Holder and the Company to treat such payments for U.S. tax purposes as additional purchase price in respect of the issuance of Class B-2 common stock pursuant to the Exchange Offer. Accordingly, if a U.S. Holder makes such payments, such holder would generally be required to increase its tax basis in its Class B-2 common stock to the extent of any such payments made to Visa. Each U.S. Holders should consult its tax advisor regarding the U.S. federal income tax consequences to it of making any payments under the Makewhole Agreement, Loss Sharing Agreement and Visa USA By-Laws, as applicable.

Taxation of Ownership of Class B-2 Common Stock and Class C Stock Common Stock

Taxation of Distributions on Class B-2 Common Stock or Class C Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class B-2 common stock or Class C common stock, as applicable, to the extent the distribution is paid out of Visa’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class B-2 common stock or Class C common stock, as applicable (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Visa’s Stock.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class B-2 common stock or Class C Common Stock” below), subject to applicable requirements and limitations. Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class B-2 Common Stock or Class C Common Stock

A U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of Class B-2 common stock or Class C common stock, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if such holder’s holding period for Class B-2 common stock or Class C common stock, as applicable, so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition of Class B-2 common stock or Class C common stock, as applicable, generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property a U.S. Holder receives in such disposition and (ii) such holder’s adjusted tax basis in Class B-2 common stock or Class C common stock, as applicable, so disposed of.

Non-U.S. Holders

Exchange of Class B-1 Common Stock for Class B-2 Common Stock and Class C Common Stock

A Non-U.S. Holder’s exchange of Class B-1 common stock pursuant to the Exchange Offer for Class B-2 common stock and Class C common stock, should generally have the same tax characterization as described above for U.S. Holders. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, capital gain or loss such holder recognizes with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and such holder should not be required to make any U.S. federal income tax filings solely on account of the exchange of Class B-1 common stock for Class B-2 common stock and Class C common stock or the receipt of cash in lieu of fractional shares.

Taxation of Distributions on Visa’s Stock

Any cash distribution on Class B-2 common stock or Class C common stock, as applicable, to a Non-U.S. Holder of Class B-2 common stock or Class C common stock, as applicable, to the extent paid out of Visa’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of Class B-2 common stock or Class C common stock, as applicable, that is not effectively connected with such holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing a Non-U.S. Holder’s adjusted tax basis in Class B-2 common stock or Class C common stock, as applicable (but not below zero) and, to the extent such distribution exceeds such holder’s adjusted tax basis, as gain from the sale or other taxable disposition of Class B-2 common stock or Class C common stock, as applicable, which will be treated as described under “—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class B-2 common stock or Class C Common Stock” below.

Dividends Visa pays to a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if a Non-U.S. Holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments), the amount of which will include such dividends, may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class B-2 Common Stock or Class C Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other taxable disposition of Class B-2 common stock or Class C common stock, as applicable, unless:

•	the gain is effectively connected with the conduct of a trade or business by such holder within the United States; or

•

Visa is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or such holder’s holding period for such Class B-2 common stock or Class C common stock, as applicable, disposed of (which would generally include such holder’s holding period in the Class B-1 common stock exchanged for such Class B-2 common stock or Class C common stock, as applicable). Visa believes that the Company is not currently and does not anticipate becoming a USRPHC.

Unless an applicable tax treaty provides otherwise, any gain described in the bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, if a Non-U.S. Holder is described in the bullet points above and is a foreign corporation, such Non-U.S. Holder may be subject to U.S. federal “branch profits tax” on its effectively connected earnings and profits, which would include such gains, at a 30% rate (or a lower applicable tax treaty rate).

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting to the IRS and possible U.S. backup withholding with respect to its participation in the Exchange Offer, dividend payments with respect to Class B-2 common stock or Class C common stock, as applicable, or proceeds from the sale, exchange or disposition of Class B-2 common stock or Class C common stock, as applicable. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against such holder’s U.S. federal income tax liability, and such holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or

“FATCA”) generally impose withholding at a rate of 30% in certain circumstances with respect to any “withholdable payments” on Class B-2 common stock or Class C common stock, as applicable, which is held by or through certain foreign financial institutions (including investment funds), as a beneficial owner or as an intermediary, unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. For this purpose, “withholdable payments” generally include payments of dividends on Class B-2 common stock and Class C common stock, as applicable. Under proposed regulations promulgated by the Treasury Department, on which taxpayers may rely until final regulations are issued, withholdable payments do not include gross proceeds from any sale or other disposition of securities (including Class B-1, Class B-2 common stock or Class C common stock, as applicable). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class B-1, Class B-2 common stock or Class C common stock, as applicable, are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class B-2 common stock or Class C common stock, as applicable, held by an investor that is a non-financial non-U.S. entity (as a beneficial owner or as an intermediary) that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class B-2 common stock or Class C common stock and the availability of certain refunds or credits.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Visa files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information that Visa files electronically with the SEC.

This prospectus “incorporates by reference” information that Visa has filed with the SEC under the Exchange Act, which means that Visa is disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, Visa incorporates by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date Visa subsequently files such reports and documents until the termination of this offering:

•	Visa’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

•	Visa’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2023;

•

Visa’s Current Reports on Form 8-K filed with the SEC on October 2, 2023, October 18, 2023, October 24, 2023 (but not the information furnished pursuant to Items 2.02 or 9.01 thereof), January  24, 2024, and January 25, 2024 (but not the information furnished pursuant to Items 2.02 or 9.01 thereof); and

•	Visa’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 7, 2023.

Visa is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Visa will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Visa Inc.

Attention: Corporate Secretary

P.O. Box 8999

San Francisco, California 94128-8999

(650) 432-3200

LEGAL MATTERS

The validity of the shares of Class B-2 common stock and Class C common stock to be issued in the Exchange Offer, as well as the shares of Class A common stock into which such shares shall be convertible, will be passed upon for Visa by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Visa Inc. and subsidiaries as of September 30, 2023 and 2022, and for each of the years in the three-year period ended September 30, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2023, have been incorporated herein by reference and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Certificate of Incorporation and the Bylaws of the Company. Article VIII of the Company’s Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, administrative or legal hearing or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. In addition, Article VIII of the Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as now or hereafter in effect, expenses (including attorneys’ fees) incurred by a person who is or was a director or officer of the Company or a member of the Company’s litigation committee in connection with any Proceeding shall be paid promptly by the Company in advance of the final disposition of such Proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any director or officer of the Company or a member of the Company’s litigation committee in his or her capacity as such (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by the Company. Moreover, the indemnification and advancement of expenses provided by or granted pursuant to Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified above shall be made to the fullest extent permitted by law. In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which require the Company, among other things, to indemnify such executive officers and directors against certain liabilities that may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct). These indemnification provisions and the indemnification agreements between the Company and its executive officers and directors may be sufficiently broad to permit indemnification of the Company’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by Section 145 of the DGCL. Article VIII of the Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or any other applicable law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director, officer, employee or agent of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII. The Company maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies: (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (2) to the Company with respect to payments that may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article VII of the Company’s Certificate of Incorporation provides that no director of the Company will have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification by the Company is sought, nor is the Company aware of any threatened litigation or proceeding that may result in a material claim for indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibit List

Exhibit No.	Description

3.1	Eighth Restated Certificate of Incorporation of Visa Inc. (incorporated by reference to Exhibit 3.2 to Visa Inc.’s Current Report on Form 8-K filed on January 24, 2024)

3.2	Amended and Restated Bylaws of Visa Inc. (incorporated by reference to Exhibit 3.2 to Visa Inc.’s Current Report on Form 8-K filed on August 5, 2022)

4.1	Form of stock certificate of Visa Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to Visa Inc.’s Registration Statement on Form S-4 (File No. 333-143966) filed on September 13, 2007)

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Form of Letter of Election and Transmittal

99.2	Form of Makewhole Agreement

107	Filing Fee Exhibit

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 29, 2024.

VISA INC.

By:	/s/ Ryan McInerney
	Name:	Ryan McInerney
	Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ryan McInerney, Chris Suh, Kelly Mahon Tullier and Julie B. Rottenberg as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan McInerney Ryan McInerney	Chief Executive Officer and Director (principal executive officer)	January 29, 2024

/s/ Chris Suh Chris Suh	Chief Financial Officer (principal financial officer)	January 29, 2024

/s/ Peter M. Andreski Peter M. Andreski	Global Corporate Controller, Chief Accounting Officer (principal accounting officer)	January 29, 2024

/s/ John F. Lundgren John F. Lundgren	Board Chair	January 29, 2024

/s/ Lloyd A. Carney Lloyd A. Carney	Director	January 29, 2024

/s/ Kermit R. Crawford Kermit R. Crawford	Director	January 29, 2024

/s/ Francisco Javier Fernández-Carbajal Francisco Javier Fernández-Carbajal	Director	January 29, 2024

Signature	Title	Date

/s/ Ramon Laguarta Ramon Laguarta	Director	January 29, 2024

/s/ Teri L. List Teri L. List	Director	January 29, 2024

/s/ Denise M. Morrison Denise M. Morrison	Director	January 29, 2024

/s/ Pamela Murphy Pamela Murphy	Director	January 29, 2024

/s/ Linda J. Rendle Linda J. Rendle	Director	January 29, 2024

/s/ Maynard G. Webb, Jr. Maynard G. Webb, Jr.	Director	January 29, 2024